                    CRC-REGISTERED TRADEMARK- COMPOUND RATE
                                   CONTRACT
                     MODIFIED GUARANTEED ANNUITY CONTRACT
                        HARTFORD LIFE INSURANCE COMPANY
                                 P.O. BOX 5085
                       HARTFORD, CONNECTICUT 06102-5085
[LOGO]                     TELEPHONE: 1-800-862-6668

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This Prospectus describes participating interests in a group deferred annuity
Contract and individual deferred annuity Contracts. Both are designed and offered to provide retirement programs for you if you are an eligible individual. With respect to the group Contract, eligible individuals include persons who have established accounts with certain broker-dealers which have entered into a distribution agreement to offer participating interests in the Contract, and members of other eligible groups. (See "Distribution of Contracts"). An individual deferred annuity Contract is offered in certain states and to certain trusts. Certain Qualified Plans may also purchase the Contract. (See Appendix A).

For a description of individual Contracts issued in certain states where this Contract has not been approved, see Appendix B. Participation in a group Contract will be separately accounted for by the issuance of a Certificate evidencing your interest under the Contract. Participation in an individual Contract is evidenced by the issuance of an individual annuity Contract. The Certificate and individual annuity Contract are hereafter referred to as the "Contract."

A minimum single purchase payment of at least $5,000 for Non-Qualified Contracts ($2,000 for Qualified Contracts) must accompany the application for a Contract. Hartford Life Insurance Company ("Hartford") reserves the right to limit the maximum single purchase payment amount. No additional payment is permitted on a Contract although eligible individuals may purchase more than one Contract. (See "Application and Purchase Payment").

Purchase payments become part of the general assets of Hartford. Hartford intends generally to invest proceeds from the Contracts in investment-grade securities. (See "Investments by Hartford").

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THIS PROSPECTUS IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE
SECURITIES AND EXCHANGE COMMISSION DOESN'T APPROVE OR DISAPPROVE THESE SECURITIES OR DETERMINE IF THE INFORMATION IS TRUTHFUL OR COMPLETE. ANYONE WHO REPRESENTS THAT THE SECURITIES AND EXCHANGE COMMISSION DOES THESE THINGS MAY BE GUILTY OF A CRIMINAL OFFENSE.

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This Prospectus can also be obtained from the Securities and Exchange
Commission's website (HTTP://WWW.SEC.GOV).

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Annuity contracts are not:

 -  A bank deposit or obligation

 -  Federally insured

 -  Endorsed be any bank or governmental agency

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The date of this Prospectus is May 3, 1999

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
                             AVAILABLE INFORMATION

    Hartford is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a WebSite that contains reports, proxy and information statements and other information regarding Hartford, which files such documents electronically with the Commission, at the following address: http://www.sec.gov.

    Hartford has filed a registration statement (the "Registration Statement") relating to the Contracts offered by this Prospectus with the Commission under the Securities Act of 1933. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to Hartford and the Contracts. The Registration Statement and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Annual Report on Form 10-K for the fiscal year ended December 31, 1998, dated March 31, 1999, previously filed by Hartford with the Commission under the 1934 Act is incorporated herein by reference.

    Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in this Prospectus, other than exhibits to such document. Requests for such copies should be directed to Hartford Life Insurance Company, P.O. Box 5085, Hartford, Connecticut 06102-5085, telephone: 1-800-862-6668.

HARTFORD LIFE INSURANCE COMPANY                                                3
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                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
 SUMMARY...............................................................    5
 GLOSSARY OF SPECIAL TERMS.............................................    7
 DESCRIPTION OF CONTRACTS..............................................    8
   A. Application and Purchase Payment.................................    8
   B. Accumulation Period..............................................    8
     1. Initial and Subsequent Guarantee Periods.......................    8
     2. Establishment of Guarantee Rates and Current Rates.............    9
     3. Surrenders.....................................................    9
       (a) General.....................................................    9
       (b) Surrender Charge............................................   10
       (c) Market Value Adjustment.....................................   10
       (d) Special Surrenders..........................................   10
     4. Guarantee Period Exchange Option...............................   11
     5. Premium Taxes..................................................   11
     6. Death Benefit..................................................   11
     7. Payment Upon Partial or Full Surrender.........................   11
   C. Annuity Period...................................................   11
     1. Electing the Annuity Commencement Date and Form of Annuity.....   11
     2. Change of Annuity Commencement Date or Annuity Option..........   12
     3. Annuity Options................................................   12
     4. Annuity Payment................................................   12
     5. Death of Annuitant After Annuity Commencement Date.............   12
 INVESTMENTS BY HARTFORD...............................................   13
 AMENDMENT OF CONTRACTS................................................   13
 ASSIGNMENT OF CONTRACTS...............................................   13
 DISTRIBUTION OF CONTRACTS.............................................   13
 FEDERAL TAX CONSIDERATIONS............................................   14
   A. General..........................................................   14
   B. Taxation of Hartford.............................................   14
   C. Taxation of Annuities -- General Provisions Affecting Purchasers
    Other than Qualified Retirement Plans..............................   14
     1. Non-Natural Persons, Corporations, Etc.........................   14
     2. Other Contract Owners (Natural Persons)........................   14
       a. Distributions Prior to the Annuity Commencement Date.........   14
       b. Distributions After Annuity Commencement Date................   15
       c. Aggregation of Two or More Annuity Contracts.................   15
       d. 10% Penalty Tax -- Applicable to Certain Surrenders and
       Annuity Payments................................................   15
       e. Special Provisions Affecting Contracts Obtained through a
          Tax-Free Exchange of Other Annuity or Life Insurance
          Contracts Purchased Prior to August 14, 1982.................   16
       f. Required Distributions.......................................   16
   D. Information Regarding Tax Qualified Plans........................   16
     1. Tax Qualified Pension or Profit-Sharing Plans..................   16
     2. Tax Sheltered Annuities Under Section 403(b)...................   17
     3. Deferred Compensation Plans Under Section 457..................   17
     4. Individual Retirement Annuities Under Section 408..............   17
     5. Federal Tax Penalties and Withholding..........................   18
       a. Premature Distributions......................................   18
       b. Minimum Distribution Tax.....................................   18
       c. Withholding..................................................   18
   E. Annuity Purchases by Nonresident Aliens and Foreign
    Corporations.......................................................   19

4                                                HARTFORD LIFE INSURANCE COMPANY
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
                                                                         PAGE
                                                                         ----
 THE COMPANY...........................................................   19
   A. Business of Hartford Life Insurance Company......................   19
   B. Selected Financial Data..........................................   21
   C. Management's Discussion and Analysis of Financial Condition and
    Results of Operations..............................................   21
 OTHER COMPANY INFORMATION.............................................   31
 LEGAL OPINION.........................................................   37
 EXPERTS...............................................................   37
 APPENDIX A (MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS)..........   38
 APPENDIX B (SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED IN THE
   STATES OF CALIFORNIA, MICHIGAN, MISSOURI, NEW YORK, OREGON, SOUTH
   CAROLINA, TEXAS, VIRGINIA AND WISCONSIN)............................   39
 APPENDIX C (MARKET VALUE ADJUSTMENT)..................................   40
 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES..............
 REPORT OF MANAGEMENT..................................................  F-1
 FINANCIAL STATEMENTS..................................................  F-2

                 THIS CONTRACT IS NOT AVAILABLE IN ALL STATES.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

HARTFORD LIFE INSURANCE COMPANY                                                5
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                                    SUMMARY

    Upon application, or purchase order, you select an initial Guarantee Period from among those then offered by Hartford. (See "Initial and Subsequent Guarantee Periods" and "Establishment of Guarantee Rates and Current Rates"). Your purchase payment (less surrenders and less applicable premium taxes, if any) will earn interest at the initial Guarantee Rate which is an Annual Effective Rate of Interest. Interest is credited daily to your account using the Compound Interest Method. (See "Accumulation Period -- Initial and Subsequent Guarantee Periods").

    At the end of each Guarantee Period, a subsequent Guarantee Period of the same duration will begin unless, within the 30-day period preceding the end of such Guarantee Period, you elect a different duration from among those offered by us at that time. In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect.

    The Account Value as of the first day of each subsequent Guarantee Period will earn interest at the Subsequent Guarantee Rate. Hartford's management will make the final determination as to guarantee rates to be declared. We cannot predict, nor can we guarantee, future guarantee rates. (See "Initial and Subsequent Guarantee Periods" and "Establishment of Guarantee Rates and Current Rates").

    Subject to certain restrictions, partial and total surrenders are permitted. However, such surrenders may be subject to a surrender charge and/or a Market Value Adjustment. A full or partial surrender made preceding the end of a Guarantee Period will be subject to a Market Value Adjustment. Except as described below, the surrender charge will be deducted from any partial or full surrender made before the end of the seventh Contract Year. The surrender charge will be equal to seven percent of the Gross Surrender Value in the first Contract Year, and be reduced by one percentage point for each of the next six Contract Years.

    For a surrender made at the end of the initial guarantee period, no surrender charge will be applied, provided such surrender occurs on or after the end of the third contract year. For a surrender made at the end of any other guarantee period, no surrender charge will be applied, provided such surrender occurs on or after the end of the fifth contract year. A request for surrender at the end of a guarantee period must be received in writing within 30 days preceding the end of the guarantee period. A Market Value Adjustment will not be applied.

    No surrender charges will be applicable to the application of your Account Value to purchase an annuity on the Annuity Commencement Date. A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the Annuity Commencement Date.

    In addition, we will send you any interest that has been credited during the prior 12 months if you so request in writing. We will not impose any surrender charge or Market Value Adjustment on such interest payments. Any such surrender may, however, be subject to tax. (See "Surrenders" and "Federal Tax Considerations").

    The Market Value Adjustment reflects the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender and the applicable Guarantee Rate being applied to your Account Value. Since Current Rates may reflect, in part, the investment yields available to Hartford (see "Investments By Hartford"), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that should such yields increase significantly from the time you purchased your Contract, the amount you would receive upon a full surrender of your Contract may be less than your original purchase payment. If such yields should decrease significantly, the amount you would receive upon a full surrender may be more than your original purchase payment.

    We may defer payment of any partial or full surrender for a period not exceeding six months from the date of our receipt of your written notice of surrender or the period permitted by state insurance law, if less. Such a deferral of payment will be for a period greater than 30 days only under highly unusual circumstances. Interest of at least 4 1/2% per annum will be paid on any amounts deferred for more than 30 days if Hartford chooses to exercise this deferral right. (See "Payment Upon Partial or Full Surrender").

    On the Annuity Commencement Date specified by you, Hartford will make a lump-sum payment or start to pay a series of payments based on the Annuity Options selected by you. (See "Annuity Period").

    The Contract provides for a Death Benefit. If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Participant dies before the Annuity Commencement Date, the Death Benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. With regard to joint Participants, at the first death of a joint Participant preceding the Annuity Commencement Date, the Beneficiary will be the surviving Participant notwithstanding that the designated Beneficiary may be different. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of Hartford.

    The Death Benefit will equal the Account Value. If the named Beneficiary is the spouse of the Participant and the Annuitant is living, the spouse may elect, in lieu of receiving

6                                                HARTFORD LIFE INSURANCE COMPANY
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the Death Benefit, to become the Participant and continue the Contract. (See
"Death Benefit").

    A deduction will be made for premium taxes for Contracts sold in certain states. (See "Premium Taxes").

    Certain special provisions apply only with respect to Contracts issued in the states of California, Michigan, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin. These are set forth in detail in Appendix B.

    For Contracts issued as individual retirement annuities, Hartford will refund the purchase payment to the Participant if the Contract is returned to Hartford within seven days after Contract delivery.

HARTFORD LIFE INSURANCE COMPANY                                                7
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                           GLOSSARY OF SPECIAL TERMS

In this Prospectus, "we," "us," and "our" refer to Hartford Life Insurance Company. With respect to a group deferred annuity Contract, "you," "yours," and "Participant" refer to a person/persons who has/have been issued a Certificate. With respect to an individual annuity Contract, "you," "yours," and "Participant" refer to a person/persons who has/have been issued a Contract.

    In addition, as used in this Prospectus, the following terms have the indicated meanings:

ACCOUNT VALUE: As of any date on which the New York Stock Exchange is open for business, the Account Value is the sum of the purchase payment and all interest earned to date less the sum of the Gross Surrender Value of any surrenders made to that date.

ANNUAL EFFECTIVE RATE OF INTEREST: At the beginning of a year, the rate of return an investment will earn during that year, where interest is not paid until the end of the year (i.e., no surrenders or interest surrenders are made during the year). If interest surrenders are taken more frequently than annually, the total interest for a given year will be less than the Annual Effective Rate of Interest times the Account Value at the beginning of the year.

ANNUITANT: The person upon whose life Annuity payments are based.

ANNUITY COMMENCEMENT DATE: The date designated in the Contract or otherwise by the Participant on which annuity payments are to start.

BENEFICIARY: The person entitled to receive benefits per the terms of the Contract in case of the death of the Annuitant or the Participant or Joint Participant, as applicable.

COMPOUND INTEREST METHOD: The process of interest being reinvested to earn additional interest on a daily basis. This method results in an exponential calculation of daily interest.

CONTRACT: For a group annuity Contract, "Contract" means the Certificate evidencing a participating interest in the group annuity Contract as set forth in this Prospectus. Any reference in this Prospectus to "Contract" includes the underlying group annuity Contract. For an individual annuity Contract, "Contract" means that individual annuity contract.

CONTRACT DATE: The effective date of Participant's participation under the group annuity Contract, as designated in the Contract, or the date of issue of an individual annuity Contract.

CONTRACT YEAR: A continuous 12 month period commencing on the Contract Date and each anniversary thereof.

CONTINGENT ANNUITANT: The person so designated by the Participant, who upon the Annuitant's death, prior to the Annuity Commencement Date, becomes the Annuitant.

CURRENT RATE: The applicable interest rate contained in a schedule of rates established by us from time to time for various durations.

DUE PROOF OF DEATH: A certified copy of a death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to Hartford.

GROSS SURRENDER VALUE: As of any date, that portion of the Account Value specified by you for a full or a partial surrender.

GUARANTEE PERIOD: The period for which either an initial Guarantee Rate or Subsequent Guarantee Rate is credited.

HARTFORD: Hartford Life Insurance Company.

GUARANTEE RATE: The rate of interest credited and compounded annually during the Guarantee Period.

IN WRITING: A written form satisfactory to us and received at our offices,
Attn.: Individual Annuity Services, P.O. Box 5085, Hartford, Connecticut 06102-5085.

MARKET VALUE ADJUSTMENT: A positive or negative financial adjustment made in connection with a full or partial surrender or annuitization during a Guarantee Period. The adjustment will reflect the relationship between the Current Rate for a new contract of the duration remaining in the Guarantee Period(s) at surrender or upon annuitization during a Guarantee Period and the interest rate for the Guarantee Period then applicable under the Contract.

NET SURRENDER VALUE: The amount payable to you on a full or partial surrender under the Contract after the application of any Contract charges and/or Market Value Adjustment.

NON-QUALIFIED CONTRACT: A Contract which is not classified as, or issued in connection with, a tax-qualified retirement plan using pre-tax dollars under the Internal Revenue Code of 1986, as amended (the "Code").

PURCHASE PAYMENT: The payment made to Hartford pursuant to the terms of the Contract.

QUALIFIED CONTRACT: A Contract which qualifies as, or issued in connection with, a tax-qualified retirement plan using pre-tax dollars under the Code, such as an employer-sponsored Section401(k) plan or an eligible state deferred compensation plan under Section457.

SUBSEQUENT GUARANTEE RATE: The rate of interest established by us for the applicable subsequent Guarantee Period.

8                                                HARTFORD LIFE INSURANCE COMPANY
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                            DESCRIPTION OF CONTRACTS

  A.  APPLICATION AND PURCHASE PAYMENT

    To apply for a Contract, you must complete an application form or an order to purchase. The application, along with your purchase payment, must be submitted to Hartford for its approval.

    The Contracts are issued within a reasonable time after the payment of a single purchase payment. You may not contribute additional purchase payments to a Contract in the future. You may, however, purchase additional Contracts, if you are an eligible individual, at then-prevailing Guarantee Rates and terms.

    The minimum purchase payment for a Contract is $5,000 for Non- Qualified Contracts ($2,000 for Qualified Contracts). Hartford retains the right to limit the amount of the maximum purchase payment.

    Your purchase payment becomes part of our general assets and is credited to an account we establish for you. We will generally confirm your purchase payment in writing within five business days of receipt. You start earning interest on your account the day the purchase payment is applied.

    In the event that your application or an order to purchase is not properly completed, we will attempt to contact you in writing or by telephone. We will return the purchase payment three weeks after its receipt by us if the application or an order to purchase has not, by that time, been properly completed.

  B. ACCUMULATION PERIOD

    1. INITIAL AND SUBSEQUENT GUARANTEE PERIODS -- Upon application, you will select the duration of your Initial Guarantee Period from among those durations offered by us. The duration you select will determine your initial Guarantee Rate. Your purchase payment (less surrenders and less applicable premium taxes, if any) will earn interest at the initial Guarantee Rate which is an Annual Effective Rate of Interest. Interest is credited daily to your account using the Compound Interest Method. With compound interest, the total investment of principal and interest earned to date is invested at all times. You continue to earn interest on interest already earned. However, when surrenders are made during the year, interest on the amount of the surrenders is lost for the remainder of the year.

    Set forth below is an illustration of how interest would be credited to your Account Value during each Guarantee Period, using a five year Guarantee Period. For the purpose of this example, we have made the assumptions.

    No full or partial surrenders or pre-authorized distributions of interest during the entire five year period. A Market Value Adjustment, surrender charge, or both may apply to any such surrenders or distributions (see "Surrenders"). The hypothetical interest rates are illustrative only and are not intended to predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.

HARTFORD LIFE INSURANCE COMPANY                                                9
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              EXAMPLE OF COMPOUNDING AT THE INITIAL GUARANTEE RATE

Beginning Account Value:  $50,000
Guarantee Period:         5 years
Guarantee Rate:           5.50% per annum

                                                                   YEAR 1        YEAR 2        YEAR 3        YEAR 4        YEAR 5
                                                                ------------  ------------  ------------  ------------  ------------
                                                                                       END OF CONTRACT YEAR:
                                                                --------------------------------------------------------------------
Beginning Account Value.......................................  $  50,000.00
(1+Guarantee Rate)............................................         1.055
                                                                $  52,750.00
Account Value at end of Contract Year 1.......................                $  52,750.00
X (1+Guarantee Rate)..........................................                       1.055
                                                                              $  55,651.25
Account Value at end of Contract Year 2.......................                              $  55,651.25
X (1+Guarantee Rate)..........................................                                     1.055
                                                                                            $  58,712.07
Account Value at end of Contract Year 3.......................                                            $  58,712.07
X (1+Guarantee Rate)..........................................                                                   1.055
                                                                                                          $  61,941.23
Account Value at end of Contract Year 4.......................                                                          $  61,941.23
X (1+Guarantee Rate)..........................................                                                                 1.055
                                                                                                                        $  65,348.00
Account Value at end of Guarantee Period......................                                                          $  65,348.00
Total Interest Credited in Guarantee Period...................                     $65,348.00 - 50,000.00 = $15,348.00
Account Value at end of Guarantee Period......................                     $50,000.00 + 15,348.00 = $65,348.00
                                                                           $50,000 X (1.055) to the power of 180/365 =
Account Value after 180 days from the Contract Date...........                                              $51,337.77

    Unless you elect to make a surrender (see "Surrenders"), a subsequent Guarantee Period will automatically commence at the end of a Guarantee Period. Each subsequent Guarantee Period will be of the same duration as the previous Guarantee Period unless you elect in writing, on any day within the 30 day period preceding the end of the current Guarantee Period, a Guarantee Period of a different duration from among those offered by us at that time.

    In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if you are age 62 upon the expiration of a Guarantee Period and you have chosen age 65 as an Annuity Commencement Date, we will provide a three year Guarantee Period to equal the number of years remaining before your Annuity Commencement Date. Your Account Value will then earn interest at a Guarantee Rate which we have declared for that duration. The Guarantee Rate for the Guarantee Period automatically applied in these circumstances may be higher or lower than the Guarantee Rate for longer durations.

    The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending. This Account Value (less surrenders made after the beginning of the subsequent Guarantee Period) will earn interest compounded annually at the Subsequent Guarantee Rate.

    Within 30 days preceding the end of a Guarantee Period, we will notify you that the current rate Guarantee Period is expiring.

    2. ESTABLISHMENT OF GUARANTEE RATES AND CURRENT RATES -- You will know the initial Guarantee Rate for the Guarantee Period you choose at the time you purchase your Contract. Under certain circumstances, Hartford may offer a rate in excess of the Guarantee Rate for the first year only of a subsequent Guarantee Period. Current Rates will be established periodically along with the Guarantee Rates which will be applicable to subsequent Guarantee Periods. After the end of each Contract Year, we will send you a statement which will show (a) your Account Value as of the end of the preceding Contract Year, (b) all transactions regarding your Contract during the Contract Year, (c) your Account Value at the end of the current Contract Year, and (d) the rate of interest being credited to your Contract.

    Hartford has no specific formula for determining the rate of interest that it will declare as Current Rates or Guarantee Rates in the future. The determination of Current Rates and Guarantee Rates may reflect, in part, the income anticipated from the types of debt instruments in which Hartford intends to invest the proceeds attributable to the Contracts. (See "Investments by Hartford"). In addition, Hartford's management may also consider various other factors in determining Current Rates and Guarantee Rates for given periods, including regulatory and tax requirements; sales commissions and administrative expenses borne by Hartford; general economic trends; and competitive factors.

    Hartford's management will make the final determination as to Current Rates and Guarantee Rates to be

10                                               HARTFORD LIFE INSURANCE COMPANY
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declared. We cannot predict, nor can we guarantee, future current rates or guarantee rates.

    3. SURRENDERS --

(a) General

    Full surrenders may be made under a Contract at any time. Partial surrenders may only be made if:

    i.  the Gross Surrender Value is at least $1,000; and

    ii. the remaining Account Value after the Gross Surrender Value has been deducted is at least $5,000.

    In the case of all surrenders, the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to you. The Net Surrender Value equals:

    (A - B) X C, where:

    A = the Gross Surrender Value;

    B = the surrender charge plus any unpaid premium tax; and

    C = the Market Value Adjustment.

    Hartford will, upon request, inform you of the amount payable upon a full or partial surrender.

    Any full, partial or special surrender may be subject to tax. (See "Federal Tax Considerations")

    THERE ARE CERTAIN RESTRICTIONS ON SECTION 403(b) TAX-SHELTERED ANNUITIES. AS OF DECEMBER 31, 1988, ALL SECTION 403(b) ANNUITIES HAVE LIMITS ON FULL AND PARTIAL SURRENDERS. CONTRIBUTIONS TO THE CONTRACT MADE AFTER DECEMBER 31, 1988 AND ANY INCREASES IN CASH VALUE AFTER DECEMBER 31, 1988 MAY NOT BE DISTRIBUTED UNLESS THE CONTRACT OWNER/ EMPLOYEE HAS: (A) ATTAINED AGE 59 1/2, (B) TERMINATED EMPLOYMENT, (C) DIED, (D) BECOME DISABLED, OR (E) EXPERIENCED FINANCIAL HARDSHIP.

    DISTRIBUTIONS DUE TO FINANCIAL HARDSHIP OR SEPARATION FROM SERVICE MAY STILL BE SUBJECT TO A PENALTY TAX OF 10%.

    HARTFORD WILL NOT ASSUME ANY RESPONSIBILITY IN DETERMINING WHETHER A SURRENDER IS PERMISSIBLE, WITH OR WITHOUT TAX PENALTY, IN ANY PARTICULAR SITUATION OR IN MONITORING SURRENDER REQUESTS REGARDING PRE- OR POST-JANUARY 1, 1989 ACCOUNT VALUES.

(b) Surrender Charge

    No deduction for a sales charge is made from the purchase payment when received. A surrender charge, however, may be deducted from the Gross Surrender Value (before application of any Market Value Adjustment) of any partial or full surrender made before the end of the seventh Contract Year regardless of the length of Guarantee Periods, as follows:

  CONTRACT YEAR    SURRENDER CHARGE AS
    IN WHICH       PERCENTAGE OF GROSS
SURRENDER IS MADE    SURRENDER VALUE
-----------------  -------------------
        1                  7%
        2                  6%
        3                  5%
        4                  4%
        5                  3%
        6                  2%
        7                  1%
   Thereafter              0%

    No surrender charge will be made for surrenders after Contract Year 7 or certain surrenders effective at the end of a Guarantee Period. (See "Special Surrenders").

    The surrender charge may be reduced if you are surrendering to purchase a variable annuity contract issued by Hartford or an affiliate of Hartford.

    For example, assume you select an initial Guarantee Period of five years and then you take no action to change the duration of the second Guarantee Period, resulting in a second Guarantee Period also with a duration of five years. Any surrenders made during the sixth Contract Year will be subject to a two percent surrender charge even though you could have made a surrender of up to the Account Value at the end of the initial five year Guarantee Period which would not have been subject to a surrender charge.

(c) Market Value Adjustment

    The amount payable on a partial or full surrender made during any Guarantee Period may be adjusted up or down by the application of the Market Value Adjustment. Where applicable, the Market Value Adjustment is applied to Gross Surrender Value, net of any surrender charge.

    In the case of either a partial or full surrender, the Market Value Adjustment will reflect the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender, and the Guarantee Rate then applicable to your Contract.

    Generally, if your Guarantee Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will reduce the payment upon surrender.

    Similarly, if your Guarantee Rate is higher than the applicable Current Rate, the application of the Market

HARTFORD LIFE INSURANCE COMPANY                                               11
--------------------------------------------------------------------------------

Value Adjustment will increase the payment upon surrender.

    For example, assume you purchase a Contract and select an initial Guarantee Period of ten years and our Guarantee Rate for that duration is 8% per annum. Assume that at the end of seven years you make a partial surrender. If the three year Current Rate is then 6%, the amount payable upon partial surrender will increase after the application of the Market Value Adjustment. On the other hand, if such Current Rate is higher than your Guarantee Rate (for example, 10%), the application of the Market Value Adjustment will cause a decrease in the amount payable to you upon this partial surrender.

    Since Current Rates may reflect, in part, the investment yields available to Hartford (see "Investments By Hartford"), the Market Value Adjustment may also reflect, in part, the levels of such yields. It is possible, therefore, that should such yields increase significantly from the time you purchased your Contract, coupled with the application of the surrender charges, the amount you would receive upon a full surrender of your Contract could be less than your original purchase payment.

    The formula for calculating the Market Value Adjustment is set forth in Appendix C, which also contains an additional illustration of the application of the Market Value Adjustment.

(d) Special Surrenders

    No surrender charge is imposed:

(1) Upon a surrender made at the end of the initial Guarantee Period, provided such surrender occurs on or after the end of the third Contract Year.

(2) Upon a surrender made at the end of any subsequent Guarantee Period, provided such surrender occurs on or after the end of the fifth Contract Year.

    A request for surrender at the end of a Guarantee Period pursuant to (1) and
(2) above must be received in writing by Hartford during the 30 day period preceding the end of that Guarantee Period.

(3) Upon the application of your Account Value to purchase an annuity on the Annuity Commencement Date. A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option, Hartford must receive your notice in writing at least 30 days before the end of that Guarantee Period.

    In addition, we will send you any interest that has been credited during the prior 12 months if you so request in writing. No surrender charge or Market Value Adjustment will apply to such interest payments. Any such surrender may, however, be subject to tax.

    For certain tax-qualified plans, we reserve the right to offer by rider an extended surrender privilege, without imposing a surrender charge or Market Value Adjustment.

    4. GUARANTEE PERIOD EXCHANGE OPTION -- Once each Contract Year you may elect to transfer from your current rate Guarantee Period into a new rate Guarantee Period of a different duration. A Market Value Adjustment will be applied to your current Account Value at the time of transfer. There will be no surrender charge for this exchange. Surrender charges will continue to be based on time elapsed from the original Contract Date. While we currently do not impose a transfer charge, Hartford reserves the right to charge a fee of up to $50 for each transfer.

    5. PREMIUM TAXES -- A deduction is also made for premium taxes, if applicable, imposed by a state or other governmental entity, generally ranging up to 3.5%. Some states assess the tax at the time purchase payments are made; others assess the tax when annuity payments begin. Hartford will pay premium taxes at the time imposed under applicable law. At its sole discretion, Hartford may deduct premium taxes at the time Hartford pays such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.

    6. DEATH BENEFIT -- If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Participant dies before the Annuity Commencement Date, the Death Benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. With regard to Joint Participants, at the first death of a Joint Participant preceding the Annuity Commencement Date, the Beneficiary will be the surviving Participant, notwithstanding that the Designated Beneficiary may be different. The Death Benefit is calculated as of the date we receive at the offices of Hartford written notification of Due Proof of Death. The Death Benefit will equal the Account Value.

    The Death Benefit may be taken in one sum, to be paid within six months after the date we receive Due Proof of Death, or under any of the Annuity Options available under the Contract; provided, however, that: (a) in the event of the death of a Participant prior to the Annuity Commencement Date, any Annuity Option selected must provide that any amount payable as a Death Benefit will be distributed within five years of the date of death; and (b) in the event of the death of a Participant or Annuitant which occurs on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. In the event of the Participant's death, where the sole Beneficiary is the spouse of the Participant and the Annuitant or Contingent Annuitant is living,

12                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

such sole Beneficiary may elect, in lieu of receiving the Death Benefit, to be treated as the Participant.

    If the Contract is owned by a corporation or other non-individual, the Death Benefit payable upon the death of the Annuitant preceding the Annuity Commencement Date will be payable only as one sum or under the same Annuity Options and in the same manner as if an individual Contract Owner died on the date of the Annuitant's death.

    Proceeds from the Death Benefit may be left with Hartford for a period not to exceed five years from the date of the Participant's death preceding the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same interest rate as at the time of death. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration closest to but not to exceed the time remaining in the period of five years from the date of the Participant's death. Full or partial surrenders may be made at any time. In the event of surrenders, the remaining value will equal the proceeds left with Hartford, minus any surrenders, plus any interest earned. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period.

    7. PAYMENT UPON PARTIAL OR FULL SURRENDER -- We may defer payment of any partial or full surrender for a period not exceeding six months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. We may defer a surrender payment more than 30 days and, if we do, we will pay interest of at least 4 1/2% per annum on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high surrender rate under the Contracts, accompanied by a radical shift in interest rates. If we intend to withhold payment for more than 30 days, we will notify you in writing. We will not, however, defer payment for more than 30 days as to any surrender which is to be effective at the end of any Guarantee Period.

  C. ANNUITY PERIOD

    1. ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY -- Upon application for a Contract, you select an Annuity Commencement Date. Within 30 days preceding your Annuity Commencement Date you may elect to have all or a portion of your Net Surrender Value paid in a lump sum on your Annuity Commencement Date. Alternatively, or with respect to any portion of your Net Surrender Value not paid in a lump sum, you may elect, at least 30 days preceding the Annuity Commencement Date, to have your Account Value with a Market Value Adjustment, if applicable, or a portion thereof multiplied by the Market Value Adjustment (less applicable premium taxes, if any) applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, Account Value with a Market Value Adjustment, if applicable, will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. This Contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Option Six.

    2. CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION -- You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in writing and received by us at least 30 days preceding the scheduled Annuity Commencement Date. Also, the proposed Annuity Commencement Date may not be beyond the Annuitant's 90th birthday, except in certain states where the Annuity Commencement Date may not be beyond the Annuitant's 85th birthday.

    3. ANNUITY OPTIONS -- Any one of the following Annuity Options may be elected:

    FIRST OPTION -- LIFE ANNUITY -- An annuity payable monthly during the lifetime of the Annuitant, and terminating with the last monthly payment due preceding the death of the Annuitant. It would be possible under this Option for an Annuitant to receive only one Annuity payment if he died preceding the due date of the second Annuity payment, two payments if he died before the due date of the third Annuity payment, and so on.

    SECOND OPTION -- LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS CERTAIN -- An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

    THIRD OPTION -- CASH REFUND LIFE ANNUITY -- An annuity payable monthly during the lifetime of the Annuitant, provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to (a) minus
(b), where (a) is the Account Value applied on the Annuity Commencement Date under this Option and (b) is the dollar amount of annuity payments already paid.

    FOURTH OPTION -- JOINT AND LAST SURVIVOR LIFE ANNUITY -- An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment preceding the death of the survivor. It would be possible under this Option for the Annuitant, and designated second person in the event of the common or simultaneous death of the parties, to receive only one payment in the event of death preceding the due date for the second payment, and so on.

    FIFTH OPTION -- PAYMENTS FOR A DESIGNATED PERIOD -- An amount payable monthly for the number of years selected which may be from five to 30 years.

HARTFORD LIFE INSURANCE COMPANY                                               13
--------------------------------------------------------------------------------

    The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the five Annuity Options. Under the First, Second or Third Options, the amount of each payment will depend upon the age and sex of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

    The Tables for the First, Second, Third and Fourth Options are based on the 1983a Individual Annuity Mortality Table, with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.

    We may, from time to time, at our discretion if mortality appears more favorable and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the five Annuity Options.

    4. ANNUITY PAYMENT -- The first payment under any Annuity Option will be made following the Annuity Commencement Date. Subsequent payments will be made on the same day in accordance with the manner of payment selected.

    The option elected must result in a payment of an amount at least equal to the minimum payment amount according to Hartford's rules then in effect. If at any time payments are less than the minimum payment amount, Hartford has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, Hartford may make other arrangements that are equitable to the Annuitant.

    Once annuity payments have commenced, no surrender of the annuity benefit (including benefits under the Fifth Option) can be made for the purpose of receiving a lump sum settlement in lieu thereof.

    5. DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE -- In the event of the death of the Annuitant after the Annuity Commencement Date, the present values on the date of death of the current dollar amount of any remaining guaranteed payments will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by us. Calculations of such present value will be based on the interest rate that is used by us to determine the amount of each certain payment.

                            INVESTMENTS BY HARTFORD

    Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

    Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.

    Nonetheless, in establishing Guarantee Rates and Current Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Establishment of Guarantee Rates and Current Rate"). Hartford's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Contracts include:

    Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

    Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's Investors Services, Inc. or Standard & Poor's Corporation are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

14                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                             AMENDMENT OF CONTRACTS

    We reserve the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                            ASSIGNMENT OF CONTRACTS

    Your rights as evidenced by a Contract may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                           DISTRIBUTION OF CONTRACTS

    The Contracts are sold by certain independent broker-dealers registered under the 1934 Act to persons who have established an account with the broker-dealer. In addition, the Contracts may be offered to members of certain other eligible groups or certain individuals. Hartford will pay a maximum commission of 5% for the sale of a Contract. From time to time, customers of certain broker-dealers may be offered special initial Guarantee Rates and negotiated commissions.

    The Contracts may also be sold directly to employees of Hartford and of Hartford Fire Insurance Company, of which Hartford is a subsidiary. The Contracts will be credited with an additional 2% of the employee's purchase payment by Hartford. This additional percentage of purchase payment in no way affects present or future charges, rights, benefits or current values of other Contract Owners.

    Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the Contracts. HSD is an affiliate of Hartford. Both HSD and Hartford are ultimately controlled by The Hartford Financial Services Group, Inc. The principal business address of HSD is the same as Hartford. HSD is registered with the Commission under the 1934 Act as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

    Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for insurance compensation. Compensation is generally based on premium payments made by policyholders or contract owners.

14                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for different broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not effect the amounts paid by the policyholders or contract owners to purchase, hold or surrender insurance products.

                           FEDERAL TAX CONSIDERATIONS

  A.  GENERAL

    SINCE THE TAX LAW IS COMPLEX AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE PARTICIPANT INVOLVED, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, EMPLOYER OR OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CONTRACT DESCRIBED IN THIS PROSPECTUS.

    It should be understood that any detailed description of the federal income tax consequences regarding the purchase of the Contracts cannot be made in this Prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made here to consider any applicable state or other tax laws. For detailed information, a qualified tax adviser should always be consulted. This discussion is based upon Hartford's understanding of existing federal income tax laws as they are currently interpreted. No representation is made as to the likelihood of continuation of the present federal income tax laws or of the current or future interpretations of those laws by the Internal Revenue Service.

    THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS LEGAL ADVICE REGARDING THE TAX LAWS. Any person with questions about the tax consequences regarding the Contracts should consult a competent tax advisor prior to making any decisions.

  B. TAXATION OF HARTFORD

    Hartford is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). The assets underlying the Contracts will be owned by Hartford. The income earned on such assets will be Hartford's income.

  C. TAXATION OF ANNUITIES -- GENERAL
     PROVISIONS AFFECTING PURCHASERS OTHER
     THAN QUALIFIED RETIREMENT PLANS

    Section 72 of the Code governs the taxation of annuities in general.

    1. NON-NATURAL PERSONS, CORPORATIONS, ETC. -- Section 72 contains provisions for Contract Owners which are non-natural persons. Non-natural persons include corporations, trusts, limited liability companies and partnerships. The annual net increase in the value of the Contract is currently includable in the gross income of a non-natural person, unless the non-natural person holds the Contract as an agent for a natural person. There are additional exceptions from current inclusion for (i) certain annuities held by structured settlement companies,
(ii) certain annuities held by an employer with respect to a terminated qualified retirement plan and (iii) certain immediate annuities. A non-natural person which is a tax-exempt entity for federal tax purposes will not be subject to income tax as a result of this provision.

    If the Contract Owner is not an individual, Section 72 requires that the primary Annuitant shall be treated as the Contract Owner for purposes of making the required distributions. If the Contract Owner is not an individual, then a change in the primary Annuitant will be treated as the death of the Contract Owner for purposes of required distributions where the Contract Owner dies before the entire interest in the Contract is distributed.

    2. OTHER CONTRACT OWNERS (NATURAL PERSONS) -- In general, and with certain exceptions, interest or earnings credited under the Contract are not included in the Contract Owner's income for tax purposes until actually distributed from the Contract.

    The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.

a.  Distributions Prior to the Annuity Commencement Date.

    i. Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.

    ii. To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract."

    iii. Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a partial

HARTFORD LIFE INSURANCE COMPANY                                               15
--------------------------------------------------------------------------------

surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

    iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.

    v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.

b.  Distributions After Annuity Commencement Date.

    Annuity payments made periodically after the Annuity Commencement Date are excluded from gross income to the extent that part of the amount of the payment bears the same ratio to the payment as the "investment in the contract" bears to the expected return under the Contract ("exclusion ratio").

    i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.

    ii. If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.

    iii. Generally, nonperiodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after the Annuity Commencement Date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).

    iv. For annuity payments made under a qualified plan, the portion of each annuity payment that represents nontaxable return of basis is generally equal to the total investment in the Contract as of the Annuity Commencement Date, divided by the number of anticipated payments, which is determined by reference to the age of the Annuitant under a table in Section 72(d) of the Code.

c.  Aggregation of Two or More Annuity Contracts.

    Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same Contract Owner within the same calendar year (other than certain contracts held in connection with a tax-qualified retirement arrangement) will be treated as one annuity Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new Contract for this purpose. Hartford believes that for any annuity subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Surrenders will first be treated as surrenders of income until all of the income from all such Contracts is surrendered. As of the date of this Prospectus, there are no regulations interpreting this provision.

d.  10% Penalty Tax -- Applicable to Certain Surrenders and Annuity Payments.

    i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.

    ii. In general, the 10% penalty tax will not apply to the following distributions (exceptions vary based upon the precise plan involved):

    1. Distributions made on or after the date the recipient has attained the age of 59 1/2.

    2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.

    3.  Distributions attributable to a recipient's becoming disabled.

    4. A distribution that is part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the recipient (or the joint lives or life expectancies of the recipient and the recipient's Beneficiary).

16                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    5. Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e.).

e. Special Provisions Affecting Contracts Obtained through a Tax-Free Exchange of Other Annuity or Life Insurance Contracts Purchased Prior to August 14, 1982.

    If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come
(1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and
(4) last from the remaining "investment in the contract." As a result, to the extent that such amount received or deemed received does not exceed such pre-8/14/82 investment, such amount is not includable in gross income., In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph 3.

f.  Required Distributions

    i.  Death of Contract Owner or Primary Annuitant

    Subject to the alternative election or spouse beneficiary provisions in ii. or iii. below:

    1. If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

    2. If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within 5 years after such death; and

    3.  If the Contract Owner is not an individual, then for purposes of 1. or
        2. above, the primary annuitant under the Contract shall be treated as the Contract Owner, and any change in the primary annuitant shall be treated as the death of the Contract Owner. The primary annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

    ii.  Alternative Election to Satisfy Distribution Requirements

    If any portion of the interest of a Contract Owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. The election and payments must begin within a year of the death.

    iii. Spouse Beneficiary

    If any portion of the interest of a Contract Owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the Contract Owner of such portion for purposes of section i. above.

  D. INFORMATION REGARDING
     TAX-QUALIFIED PLANS

    The tax rules applicable to tax-qualified contract owners, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of plan as well as the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of applicable limits, distributions prior to age 59 1/2 (subject to certain exceptions), distributions which do not conform to applicable commencement and minimum distribution rules, and certain other transactions with respect to tax-qualified plans. Therefore, this summary does not attempt to provide more than general information about the tax rules associated with use of a Contract by a tax-qualified retirement plan. Contract Owners, plan participants and beneficiaries are cautioned that the rights and benefits of any person to benefits may be controlled by the terms and conditions of the tax-qualified retirement plan itself, regardless of the terms and conditions of a Contract, but that Hartford is not bound by the terms and conditions of such plans to the extent such terms conflict with a Contract, unless Hartford specifically consents to be bound. Additionally, some tax-qualified retirement plans are subject to distribution and other requirements which are not incorporated into Hartford's administrative procedures. Contract Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable law. Because of the complexity of these rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

    1. TAX-QUALIFIED PENSION OR PROFIT-SHARING PLANS -- Provisions of the Code permit eligible employers to establish tax-qualified pension or profit sharing plans (described in

HARTFORD LIFE INSURANCE COMPANY                                               17
--------------------------------------------------------------------------------

Section 401(a) and 401(k), if applicable, and exempt from taxation under Section 501(a) of the Code), and Simplified Employee Pension Plans (described in Section 408(k)). Such plans are subject to limitations on the amount that may be contributed, the persons who may be eligible to participate and the time when distributions must commence. Employers intending to use these contracts in connection with tax-qualified pension or profit-sharing plans should seek competent tax and other legal advice.

    2. TAX SHELTERED ANNUITIES UNDER SECTION 403(B) -- Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations, as specified in Section 501(c)(3) of the Code, to purchase annuity contracts, and, subject to certain limitations, to exclude such contributions from gross income. Generally, such contributions may not exceed the lesser of $10,000 (indexed) or 20% of an employee's "includable compensation" for such employee's most recent full year of employment, subject to other adjustments. Special provisions under the Code may allow some employees to elect a different overall limitation.

    Tax-sheltered annuity programs under Section 403(b) are subject to a PROHIBITION AGAINST DISTRIBUTIONS FROM THE CONTRACT ATTRIBUTABLE TO CONTRIBUTIONS MADE PURSUANT TO A SALARY REDUCTION AGREEMENT, unless such distribution is made:

(a) after the participating employee attains age 59 1/2;

(b) upon separation from service;

(c) upon death or disability; or

(d) in the case of hardship (and in the case of hardship, any income attributable to such contributions may not be distributed).

    Generally, the above restrictions do not apply to distributions attributable to cash values or other amounts held under a Section 403(b) contract as of December 31, 1988.

    3. DEFERRED COMPENSATION PLANS UNDER SECTION 457 -- Employees and independent contractors performing services for eligible employers may have contributions made to an Eligible Deferred Compensation Plan of their employer in accordance with the employer's plan and Section 457 of the Code. Section 457 places limitations on contributions to Eligible Deferred Compensation Plans maintained by a State or other tax-exempt organization. For these purposes, the term "State" means a State, a political sub-division of a State, and an agency or instrumentality of a State or political sub-division of a State. Generally, the limitation is 33 1/3% of includable compensation (typically 25% of gross compensation) or, for 1998, $8,000 (indexed), whichever is less. Such a plan may also provide for additional "catch-up" deferrals during the three taxable years ending before a Participant attains normal retirement age.

    An employee electing to participate in an Eligible Deferred Compensation Plan should understand that his or her rights and benefits are governed strictly by the terms of the plan and that the employer is the legal owner of any contract issued with respect to the plan. The employer, as owner of the contract(s), retains all voting and redemption rights which may accrue to the contract(s) issued with respect to the plan. The participating employee should look to the terms of his or her plan for any charges in regard to participating therein other than those disclosed in this Prospectus. Participants should also be aware that effective August 20, 1996, the Small Business Job Protection Act of 1996 requires that all assets and income of an Eligible Deferred Compensation Plan established by a governmental employer which is a State, a political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State, must be held in trust (or under certain specified annuity contracts or custodial accounts) for the exclusive benefit of participants and their beneficiaries. Special transition rules apply to such Eligible governmental Deferred Compensation Plans already in existence on August 20, 1996, and provide that such plans need not establish a trust before January 1, 1999. However, this requirement of a trust does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) organization, and such amounts will be subject to the claims of such tax-exempt employer's general creditors.

    In general, distributions from an Eligible Deferred Compensation Plan are prohibited under Section 457 of the Code unless made after the participating employee attains age 70 1/2, separates from service, dies, or suffers an unforeseeable financial emergency. Present federal tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in limited cases.

    4. INDIVIDUAL RETIREMENT ANNUITIES UNDER SECTION 408. -- Section 408 of the Code permits eligible individuals to establish individual retirement programs through the purchase of Individual Retirement Annuities ("IRAs"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible and the time when distributions may commence. Also, distributions from certain qualified plans may be "rolled-over" on a tax-deferred basis into an IRA.

    The Contracts may be offered as SIMPLE IRAs in connection with a SIMPLE IRA plan of an employer. Special rollover rules apply to SIMPLE IRAs. Amounts can be rolled over from one SIMPLE IRA to another SIMPLE IRA. However, amounts can be rolled over from a SIMPLE IRA to a regular IRA only after two years have expired since the participant first commenced participation in your employer's SIMPLE IRA plan. Amounts cannot be rolled over to a SIMPLE IRA from a qualified plan or a regular IRA. Hartford is a non-designated financial institution.

18                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    Beginning in 1998, the Contracts may be offered as ROTH IRAs under Section 408A of the Code. Contributions to a ROTH IRA are not deductible. Subject to special limitations, a regular IRA may be converted into a ROTH IRA or a distribution from a regular IRA may be rolled over to a ROTH IRA. However, a conversion or a rollover from a regular IRA to a ROTH IRA is not excludable from gross income. If certain conditions are met, qualified distributions from a ROTH IRA are tax-free.

    5. FEDERAL TAX PENALTIES AND WITHHOLDING. -- Distributions from retirement plans are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the portion of the distribution which bears the same ratio as the after-tax contributions bear to the expected return.

    A. PREMATURE DISTRIBUTION -- Distributions from a tax-qualified plan before the Participant attains age 59 1/2 are generally subject to an additional penalty tax equal to 10% of the taxable portion of the distribution. The 10% penalty does not apply to distributions made after the employee's death, on account of disability, for eligible medical expenses and distributions in the form of a life annuity and, except in the case of an IRA, certain distributions after separation from service after age 55. For these purposes, a life annuity means a scheduled series of substantially equal periodic payments for the life or life expectancy of the Participant (or the joint lives or life expectancies of the Participant and Beneficiary).

    In addition, effective for distributions made from an IRA after December 31, 1997, there is no such penalty tax on distributions that do not exceed the amount of certain qualifying higher education expenses, as defined by Section 72(t)(7) of the Code, or which are qualified first-time homebuyer distributions meeting the requirements of Section 72(t)(8) of the Code.

    If you are a participant in a SIMPLE IRA plan, you should be aware that the 10% penalty tax discussed above is increased to 25% with respect to non-exempt premature distributions made from your SIMPLE IRA during the first two years following the date you first commenced participation in any SIMPLE IRA plan of your employer.

    B. MINIMUM DISTRIBUTION TAX -- If the amount distributed is less than the minimum required distribution for the year, the Participant is subject to a 50% tax on the amount that was not properly distributed.

    An individual's interest in a tax-qualified retirement plan generally must be distributed, or begin to be distributed, not later than April 1 of the calendar year following the later of (i) the calendar year in which the individual attains age 70 1/2 or (ii) the calendar year in which the individual retires from service with the employer sponsoring the plan ("required beginning date"). However, the required beginning date for an individual who is a five (5) percent owner (as defined in the Code), or who is the owner of an IRA, is April 1 of the calendar year following the calendar year in which the individual attains age 70 1/2. The entire interest of the Participant must be distributed beginning no later than the required beginning date over a period which may not extend beyond a maximum of the life expectancy of the Participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. In addition, minimum distribution incidental benefit rules may require a larger annual distribution.

    If an individual dies before reaching his or her required beginning date, the individual's entire interest must generally be distributed within five years of the individual's death. However, this rule will be deemed satisfied, if distributions begin before the close of the calendar year following the individual's death to a designated Beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the Beneficiary is the individual's surviving spouse, distributions may be delayed until the individual would have attained age 70 1/2.

    If an individual dies after reaching his or her required beginning date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

    C. WITHHOLDING -- In general, distributions from IRAs and plans described in
Section 457 of the Code are subject to regular wage withholding rules. Periodic distributions from other tax-qualified retirement plans that are made for a specified period of 10 or more years or for the life or life expectancy of the participant (or the joint lives or life expectancies of the participant and beneficiary) are generally subject to federal income tax withholding as if the recipient were married claiming three exemptions. The recipient of periodic distributions may generally elect not to have withholding apply or to have income taxes withheld at a different rate by providing a completed election form.

    Other distributions from such other tax-qualified retirement plans are generally subject to mandatory income tax withholding at the flat rate of 20% unless such distributions are:

1)  the non-taxable portion of the distribution;

2)  required minimum distributions; or

3)  direct transfer distributions.

HARTFORD LIFE INSURANCE COMPANY                                               19
--------------------------------------------------------------------------------

    Direct transfer distributions are direct payments to an IRA or to another eligible retirement plan under Code section 401(a)(31).

  E. ANNUITY PURCHASES BY NONRESIDENT
     ALIENS AND FOREIGN CORPORATIONS

    The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on annuity distributions at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity purchase.

                                  THE COMPANY

  A.  BUSINESS OF HARTFORD LIFE
      INSURANCE COMPANY

    ORGANIZATION -- Hartford Life Insurance Company ("Hartford") is a stock life insurance company engaged in the business of writing life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902, and was subsequently redomiciled to Connecticut. Its offices are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999.

    Hartford and its subsidiaries is a direct subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc.( "Hartford Life"). Hartford and its subsidiaries, together with HLA, provide (i) investment products, such as annuities, including individual variable annuities and fixed market value adjusted (MVA) annuities, deferred compensation and retirement plan services and mutual funds for the savings and retirement needs of over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers, (iii) employee benefits products such as group life and group disability insurance for the benefit of millions of individuals that is directly written by Hartford and is substantially ceded to its parent, HLA, and (iv) corporate owned life insurance. According to the latest publicly available data, with respect to the United States, Hartford, along with its parent, is the largest writer of individual variable annuities based on sales for the year ended December 31, 1998.

    Hartford is rated A+ (superior) by A.M. Best and Company, Inc. on the basis of its financial soundness and operating performance. Hartford is rated AA by Standard & Poor's Corporation and AA+ by Duff and Phelps, on the basis of its claims paying ability. These ratings do not apply to the investment performance of the Sub-Accounts of the Separate Accounts. The ratings apply to Hartford's ability to meet its insurance obligations including those described in this Prospectus.

    In the past year, Hartford's total assets increased 21% to $118.3 billion and total stockholder's equity was $2.7 billion as of December 31, 1998. In addition, Hartford generated $4.0 billion in revenues and $350 in net income in 1998. Hartford's return on shareholder's equity, excluding net unrealized capital gains on securities, was 15.0% in 1998.

    The reportable segments of the Company and its subsidiaries are:

    Investment Products

    Individual Life

    Corporate Owned Life Insurance ("COLI")

    Hartford includes in "Other" corporate items not directly allocable to any of its reportable segments as well as certain employee benefits including grouplife and disability insurance that is directly written by Hartford and is substantially ceded to its parent, HLA. The following is a description of each segment. Additional information on Hartford's segments may be found in the Management Discussion and Analysis.

    Revenue, income before income tax expense and assets by reportable segment are set forth in Note 13 in Notes to Consolidated Financial Statements.

BRIEF DESCRIPTION OF REPORTABLE SEGMENTS

    INVESTMENT PRODUCTS -- The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual annuities and other investment products. The individual annuity products offered include individual variable annuities, fixed MVA annuities and fixed and variable immediate annuities. The other investment products offered include deferred compensation and retirement plan services for municipal governments, teachers, hospitals and corporations; structured settlement contracts and other special purpose annuity contracts; investment management services, and mutual funds. From 1994 to 1998 this segment's separate account assets grew to $74.5 billion from $21.4 billion, a compounded annual growth rate of 37%. Investment Products generated revenues of $1.8 billion and $1.5 billion in 1998 and 1997, respectively. Net income in the Investment Products segment was $270 in 1998, a 31% increase over 1997.

20                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    Hartford is the market leader in the annuity industry and was the number one writer of individual variable annuities for the years ended December 31, 1998 and 1997, with total individual annuity sales of $10.0 billion and $10.2 billion, respectively. Hartford sells both variable and fixed individual annuity products, through a wide distribution network of national and regional broker-dealer organizations, banks and other financial institutions and independent financial advisors. Individual variable annuity sales were $9.9 billion and $9.7 billion in 1998 and 1997, respectively.

    Hartford's total account value related to individual annuity products was $70.8 billion as of December 31, 1998. Of the total account value, $62.2 billion, or 88%, related to individual variable annuity products and $8.6 billion, or 12%, related primarily to fixed MVA annuity products.

    Hartford is among the top providers of retirement products and services, including asset management and plan administration, to municipalities pursuant to Section 457 and plans to corporations under Section 401(k) of the Internal Revenue Code of 1986, as amended (herein after referred to as "Section 457" and "Section 401(k)", respectively). Hartford presently administers over 1,200
Section 457 plans and over 750 Section 401(k) plans. Hartford also provides products and services to plans created under Section 403(b) of the Internal Revenue Code of 1986.

    INDIVIDUAL LIFE -- The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of products including variable life, universal life, interest-sensitive whole life and term life insurance. Hartford's in force block also includes whole life, which was sold in prior years, and modified guaranteed whole life, which was acquired from Fidelity Bankers Life Insurance Company in 1993 and Pacific Standard Life Insurance Company in 1994. Life insurance in force increased to $61.1 billion from $55.4 billion as of December 31, 1998 and 1997, respectively, and account value grew 19% to $4.5 billion in 1998 from $3.8 billion in 1997. The Individual Life segment generated revenues of $543 and $487 in 1998 and 1997, respectively. Net income in the Individual Life segment was $64 in 1998, a 16% increase over 1997.

    CORPORATE OWNED LIFE INSURANCE ("COLI") -- Hartford is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as the beneficiary under the policy. Until the Health Insurance Portability Act of 1996 (HIPA Act of 1996), Hartford sold two principal types of COLI, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI at the end of 1998, thus virtually eliminating all future sales of leveraged COLI. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other post-employment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship. During 1998, Hartford recorded $4.1 billion of deposits of new variable COLI business, increasing variable COLI account value to $13.0 billion as of December 31, 1998 compared to $8.5 billion as of December 31, 1997.

    In November 1998, Hartford recaptured an in force block of leveraged COLI business from MBL Life Assurance Co. of New Jersey (MBL Life). The transaction was consummated through the assignment of a reinsurance arrangement between Hartford and MBL Life to a Mutual Benefit Life subsidiary. Life originally assumed the life insurance block in 1992 from Mutual Benefit Life Insurance Company (Mutual Benefit Life), which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those polices back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operates under the Rehabilitation Plan for Mutual Benefit Life. Primarily as a result of this transaction, leveraged COLI account value increased to $7.4 billion as of December 31, 1998 compared to $3.8 billion as of December 31, 1997. This also impacted COLI revenues, which were $1.6 billion and $980 in 1998 and 1997, respectively. COLI segment earnings, however, declined 11%, to $24 in 1998, due to reduced profits on the block of leveraged COLI Hartford had prior to the HIPA Act of 1996.

HARTFORD LIFE INSURANCE COMPANY                                               21
--------------------------------------------------------------------------------

  B. SELECTED FINANCIAL DATA

    The following selected financial data for Hartford, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

                              STATEMENT OF INCOME

                                                     1998     1997     1996     1995     1994     1993     1992
                                                    -------  -------  -------  -------  -------  -------  -------
                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------
REVENUES
Premiums and other considerations.................  $ 2,218  $ 1,637  $ 1,705  $ 1,487  $ 1,100  $   747  $   259
Net investment income.............................    1,759    1,368    1,397    1,328    1,292    1,051      907
Net realized (losses) gains.......................       (2)       4     (213)     (11)       7       16        5
Total Revenues....................................    3,975    3,009    2,889    2,804    2,399    1,814    1,171

BENEFITS, CLAIMS AND EXPENSES
Benefits, claims and claim adjustment expenses....    1,911    1,379    1,535    1,422    1,405    1,046      797
Amortization of deferred policy acquisition
 costs............................................      431      335      234      199      145      113       55
Dividends to policyholders........................      329      240      635      675      419      227       47
Other insurance expenses..........................      766      586      427      317      227      210      138
Total Benefits, Claims and Expenses...............    3,437    2,540    2,831    2,613    2,196    1,596    1,037
Income before income tax expense..................      538      469       58      191      203      218      134
Income tax expense................................      188      167       20       62       65       75       45
Income before cumulative effect of changes in
 accounting principles............................  $   350      302       38      129      138      143       89
Cumulative effect of changes in accounting
 principles net of tax benefits of $7.............       --       --       --       --       --       --      (13)
NET INCOME........................................  $   350      302  $    38  $   129  $   138  $   143  $    76

  C. MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS

    (DOLLAR AMOUNTS IN MILLIONS, EXCEPT FOR SHARE DATA, UNLESS OTHERWISE STATED)

    Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1.

    Certain statements contained in this discussion, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Hartford Life Insurance Company and subsidiaries ("Hartford Life Insurance Company" or the "Company"). There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on Hartford Life Insurance Company will be those anticipated by management. Actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including those described in the forward-looking statements.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

CONSOLIDATED RESULTS OF OPERATIONS

    Hartford Life Insurance Company is a leading financial services and insurance company providing investment products such as variable and fixed annuities, retirement plan services and mutual funds; individual and corporate owned life insurance; and employee benefit products such as group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, Hartford Life and Accident Insurance Company
(HLA).

    The Company derives its revenues principally from: (a) asset management fees on separate accounts and mutual fund assets and mortality and expense fees; (b) net investment income on general account assets; and, (c) certain other fees earned by the Company. Asset management fees and mortality and expense fees are primarily generated from separate account assets which are deposited with the Company through the sale of variable annuity and variable life products and from mutual fund sales. The Company's operating expenses primarily consist of interest credited to policyholders on general account liabilities, insurance benefits provided, dividends to policyholders, costs of selling and

22                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

servicing the various products offered by the Company, and other general business expenses. Hartford Life Insurance Company's profitability depends largely on the amount of assets under management, the adequacy of product pricing and underwriting discipline, and its ability to earn target spreads between earned investment rates on general account assets and credited rates to customers.

OPERATING SUMMARY

                                                 1998       1997
                                               ---------  ---------
Total revenues...............................  $   3,975  $   3,009
Total expenses...............................      3,625      2,707
                                               ---------  ---------
  NET INCOME.................................  $     350  $     302
                                               ---------  ---------
                                               ---------  ---------

    Hartford Life Insurance Company has the following reportable segments:
Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). The Company reports in "Other" corporate items not directly allocable to any of its segments, as well as certain employee benefits including group life and disability insurance that is directly written by the Company and is substantially ceded to it's parent, HLA. For information regarding the Company's reportable segments as they relate to SFAS No. 131, see Note 13 of Notes to Consolidated Financial Statements.

    Revenues increased $966, or 32%, to $4.0 billion in 1998 from $3.0 billion in 1997. The increase was due in part to the continued growth in revenues in Investment Products of $269 and Individual Life of $56 as a result of higher aggregate fees earned on growth in account values due to strong sales and equity market appreciation. Additionally, COLI revenues increased $587 primarily due to the recapture of an in force block of COLI business (referred to as "MBL Recapture") previously ceded to MBL Life Assurance Co. of New Jersey (MBL Life) transacted in the fourth quarter 1998.
    Total benefits, claims and expenses increased $897, or 35%, to $3.4 billion in 1998 from $2.5 billion in 1997. Benefits, claims and claim adjustment expenses increased $532 and dividends to policyholders increased $89 which were primarily attributable to the COLI segment where benefits, claims and claim adjustment expenses increased $485 and dividends to policyholders increased $89 primarily related to the MBL Recapture. In addition, increased benefits, claims and claim adjustment expenses in Individual Life of $20 was associated with the growth in this segment. Higher amortization of deferred policy acquisition costs
(DPAC) of $96 in 1998 was a result of the large volume of sales in Investment Products and Individual Life in the past several years. Also, other expenses increased $180 in 1998 as a result of higher commissions and operating expenses in Investment Products primarily related to the growth in this segment.

    Net income totaled $350 in 1998 as compared to $302 in 1997. The improvement in earnings was primarily driven by higher aggregate fee income earned on growth in the Company's account values due to strong sales and equity market appreciation in Investment Products and Individual Life.

    OUTLOOK -- Management believes that it has developed and implemented strategies to maintain and enhance its position as a market leader within the financial services industry and continue the Company's asset growth. Hartford Life Insurance Company's strong market position in each of its primary businesses, coupled with the growth potential management believes exists in its markets, provides opportunities to increase sales of the Company's products and services as individuals increasingly save and plan for retirement and prepare their estates for an efficient transfer of wealth between generations.

    Certain proposed legislative initiatives which could impact Hartford Life Insurance Company are discussed in the Regulatory Initiatives and Contingencies section.

    SEGMENT RESULTS -- Below is a summary of net income (loss) by segment.

                                                     1998       1997
                                                   ---------  ---------
Investment Products..............................  $     270  $     206
Individual Life..................................         64         55
Corporate Owned Life Insurance...................         24         27
Other............................................         (8)        14
                                                   ---------  ---------
  NET INCOME.....................................  $     350  $     302
                                                   ---------  ---------
                                                   ---------  ---------

    A description of each segment as well as an analysis of the operating results summarized above is included on the following pages.

INVESTMENT PRODUCTS

    OPERATING SUMMARY --

                                                 1998       1997
                                               ---------  ---------
Total revenues...............................  $   1,779  $   1,510
Total expenses...............................      1,509      1,304
                                               ---------  ---------
  NET INCOME.................................  $     270  $     206

    The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual annuities and other investment products. The individual annuity products offered include individual variable annuities, fixed market value adjusted (MVA) annuities and fixed and variable immediate annuities. The other investment products offered include retail mutual funds, deferred compensation and retirement plan services for municipal governments, teachers, hospitals and corporations; structured settlement contracts and other special purpose annuity contracts; and, investment management services. The Company sells both variable and fixed individual annuity products, through a wide distribution network of national and regional broker-

HARTFORD LIFE INSURANCE COMPANY                                               23
--------------------------------------------------------------------------------

dealer organizations, banks and other financial institutions, and independent financial advisors. The Company, along with its parent, was ranked the number one writer of individual variable annuities in the United States for 1998 according to Variable Annuity and Research Data Service (VARDS) and the number one seller of individual variable annuities through banks, according to Kenneth Kehrer and Associates.
    Revenues increased $269, or 18%, to $1.8 billion in 1998 from $1.5 billion in 1997. Driven primarily by the individual annuity operation, this improvement was a result of higher aggregate fees earned on growth in account values due to strong net cash flow resulting from a high volume of sales and favorable persistency as well as significant equity market appreciation in the Company's separate accounts. Fee income related to individual variable annuity products increased $236 as related average account values grew $14.9 billion, or 38%, to $54.6 billion in 1998 from $39.7 billion in 1997. This growth was a result of strong individual variable annuity sales of $9.9 billion in 1998 as well as equity market appreciation. In addition, fee income from other investment products increased $60 primarily as a result of growth in the Company's mutual fund operations, where assets under management increased $1.5 billion in 1998 to $2.5 billion as compared to $972 in 1997.

    Total benefits, claims and expenses increased $171, or 14%, to $1.4 billion in 1998 from $1.2 billion in 1997 as a result of the continued growth in this segment. Other expenses increased $102 in 1998 as compared to 1997 primarily due to growth in the mutual funds and individual annuity operations. Amortization of DPAC grew $76 primarily due to individual annuity products as sales remained strong. A 38% growth in average variable annuity account value in 1998, coupled with a reduction in individual annuity operating expenses as a percentage of total individual annuity account value to 23 basis points in 1998 from 25 basis points in 1997, contributed to the increase in net income of $64, or 31%, to $270 in 1998 from $206 in 1997.

    OUTLOOK -- The market for retirement products continues to expand as individuals increasingly save and plan for retirement. Demographic trends suggest that as the baby boom generation matures, a significant portion of the United States population will allocate a greater percentage of their disposable incomes to saving for their retirement years due to uncertainty surrounding the Social Security system and increases in average life expectancy. As this market grows, particularly for variable annuities and mutual funds, new companies are continually entering the market and aggressively seeking distribution capabilities and pursuing market share. This trend is not expected to subside particularly in light of pending legislation to deregulate the financial services industry.

    Management believes that it has developed and implemented strategies to maintain and enhance its position as a market leader in the financial services industry.

INDIVIDUAL LIFE

    OPERATING SUMMARY --

                                                     1998       1997
                                                   ---------  ---------
Total revenues...................................  $     543  $     487
Total expenses...................................        479        432
                                                   ---------  ---------
  NET INCOME.....................................  $      64  $      55
                                                   ---------  ---------
                                                   ---------  ---------

    The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of life insurance products, including variable life, universal life, interest-sensitive whole life and term life insurance. Revenues in 1998 increased $56, or 11%, to $543 from $487 in 1997, reflecting the impact of applying cost of insurance charges and variable life fees on the growing block of variable life insurance. Variable life average account values increased $562, or 67%, to $1.4 billion in 1998 from $840 in 1997 due to strong sales and equity market appreciation. In 1998, higher variable life sales of $29, or 30%, constituted the majority of increased total sales over 1997. Total benefits, claims and expenses increased $42, or 10%, to $444 in 1998 from $402 in 1997. This increase was the result of an increase in amortization of DPAC of $22 and benefits, claims and claim adjustment expenses of $20 in 1998 related to the growth in this segment. As a result of growth in account values, primarily variable life, net income increased $9, or 16%, in 1998 as compared to 1997.

    OUTLOOK -- Management believes that the Company's strong market position will provide opportunities for growth in this segment as individuals increasingly prepare their estates for an efficient transfer of wealth between generations.

CORPORATE OWNED LIFE INSURANCE (COLI)

    OPERATING SUMMARY --

                                                   1998       1997
                                                 ---------  ---------
Total revenues.................................  $   1,567  $     980
Total expenses.................................      1,543        953
                                                 ---------  ---------
  NET INCOME...................................  $      24  $      27
                                                 ---------  ---------
                                                 ---------  ---------

    Hartford Life Insurance Company is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as the beneficiary under the policy. Until the Health Insurance Portability and Accountability Act of 1996 (HIPA Act of 1996), the Company sold two principal types of COLI business, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI at

24                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

the end of 1998, virtually eliminating all future sales of this product. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other post-employment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship.

    Revenues in this operation increased $587, or 60%, to $1.6 billion in 1998 from $980 in 1997. This increase was primarily related to the recapture of an in force block of COLI business, previously ceded to MBL Life, which was transacted in the fourth quarter 1998. (For additional information, see "MBL Recapture" under the Capital Resources and Liquidity section.) The MBL Recapture, which was retroactive to January 1, 1998, resulted in an increase in COLI revenues of $624 and is comprised of $245 of premiums and other considerations and $379 of net investment income. Higher fee income on the segment's growing block of variable COLI account values also contributed to the increase in revenues. Partially offsetting these increases was a decline in premiums and other considerations on leveraged COLI as that block of business continues to decline due to the implications of the HIPA Act of 1996 (discussed above).

    Benefits, claims and expenses increased $593, or 63%, to $1.5 billion in 1998 from $938 in 1997. The MBL Recapture resulted in an increase in benefits, claims and expenses of $624 and is comprised of $478 of benefits, claims and other expenses and $146 of dividends to policyholders. The increase in benefits, claims and expenses was also a result of the growth in the segment's variable COLI block of business which was partially offset by a decrease in benefits, claims and expenses related to leveraged COLI.

    Net income declined $3, or 11%, to $24 in 1998 from $27 in 1997 as the growth in the Company's variable COLI business was offset by the declining block of leveraged COLI the Company had prior to passage of the HIPA Act of 1996. The MBL Recapture had no impact on earnings in 1998.

    OUTLOOK -- The focus of this segment is variable COLI which continues to be a product generally used by employers to fund non-qualified benefits or other post-employment benefit liabilities. The leveraged COLI product has been an important contributor to Hartford Life Insurance Company's profitability in recent years and will continue to contribute to the profitability of Hartford Life Insurance Company in the future, although the level of profit is expected to decline. COLI is subject to a changing legislative and regulatory environment that could have a material adverse affect on its business.

    Certain proposed legislative initiatives which could impact Hartford Life Insurance Company are discussed in the Regulatory Initiatives and Contingencies section.

INVESTMENTS

    GENERAL -- The Company's investments are managed by its investment strategy group which consists of a risk management unit and a portfolio management unit and reports directly to senior management of the Company. The risk management unit is responsible for monitoring and managing the Company's asset/liability profile and establishing investment objectives and guidelines. The portfolio management unit is responsible for determining, within specified risk tolerances and investment guidelines, the appropriate asset allocation, duration, and convexity characteristics of the Company's general account and guaranteed separate account investment portfolios. The Hartford Investment Management Company, a wholly owned subsidiary of The Hartford Financial Services Group, Inc., executes the investment plan of the investment strategy group including the identification and purchase of securities that fulfill the objectives of the strategy group.

    The primary investment objective of the Company's general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets relative to that of policyholder obligations). The Company does not hold any financial instruments purchased for trading purposes. The Company is exposed to two primary sources of investment risk: credit risk, relating to the uncertainty associated with an obligor's continued ability to make timely payment of principal and/ or interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market yield curves. See "Investment Risk Management" for further discussion of the Company's approach to managing these investment risks.

    The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $80.6 billion and $58.6 billion as of December 31, 1998 and 1997, respectively wherein the policyholder assumes substantially all the investment risk and reward, and guaranteed separate accounts totaling $9.7 billion and $10.5 billion as of December 31, 1998 and, 1997, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Non-guaranteed separate account products include variable annuities, variable life insurance contracts and COLI. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance and generally include market value adjustment features to mitigate the risk of disintermediation.

    The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support all the Company's liabilities, the Company's investment strategy group has developed separate investment portfolios for specific classes of product liabilities within the general account. The strategy group

HARTFORD LIFE INSURANCE COMPANY                                               25
--------------------------------------------------------------------------------

works closely with the business lines to develop specific investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives for each product line in order to achieve each product line's individual risk and return objectives.

    Invested assets in the Company's general account totaled $21.8 billion as of December 31, 1998 and were comprised of $14.8 billion of fixed maturities, $6.7 billion of policy loans and other investments of $295. As of December 31, 1997, general account invested assets totaled $18.2 billion and were comprised of $14.2 billion of fixed maturities, $3.8 billion of policy loans and other investments of $227. Policy loans, which had a weighted-average interest rate of 9.9% and 11.2%, as of December 31, 1998 and 1997, respectively, increased primarily as a result of the MBL Recapture. These loans are secured by the cash value of the underlying life insurance policies and do not mature in a conventional sense, but expire in conjunction with the related policy liabilities.

    During 1998, the Company, in executing its investment strategy, increased its allocation to municipal tax-exempt securities with the objective of increasing after-tax yields, and also increased its allocation to commercial mortgage backed securities while decreasing its allocation to asset backed securities. An increase in short-term investments as of December 31, 1998 as compared to 1997 was impacted by the settlement of the MBL Recapture in the fourth quarter 1998 (as discussed in the COLI section) which resulted in short-term investment proceeds of approximately $300.

    Approximately 23.3% and 22.1% of the Company's fixed maturity portfolio was invested in private placement securities (including Rule 144A offerings) as of December 31, 1998 and 1997, respectively. Private placement securities are generally less liquid than public securities; however, covenants for private placements are designed to mitigate liquidity risk. Most of the private placement securities in the Company's portfolio are rated by nationally recognized rating organizations.

    INVESTMENT RESULTS -- The table below summarizes Hartford Life Insurance Company's investment results for the past two years.

(BEFORE-TAX)                                     1998       1997
                                               ---------  ---------
Net investment income -- excluding policy
 loan income.................................  $     970  $     943
Policy loan income...........................        789        425
                                               ---------  ---------
Net investment income -- total...............  $   1,759  $   1,368
                                               ---------  ---------
Yield on average invested assets (1).........       8.0%       7.7%
                                               ---------  ---------

---------

(1) Represents net investment income (excluding net realized capital gains (losses)) divided by average invested assets at cost (fixed maturities at amortized cost). In 1998, average invested assets were calculated assuming the MBL Recapture proceeds were received on January 1, 1998.

    Total net investment income, before-tax, increased $391, or 29%, to $1.8 billion in 1998 from $1.4 billion in 1997, principally due to an increase in policy loan income of $364 which is primarily due to the MBL Recapture. (For additional information on the MBL Recapture, see the COLI section.) Yields on average invested assets, before-tax, increased to 8.0% in 1998 from 7.7% in 1997 primarily due to the increase in policy loan income that resulted from the MBL Recapture as well as an increase in fixed maturities rated BBB. During 1998, realized capital gains from the sale of fixed maturities and equity securities were offset by realized capital losses including $18, after-tax, related to the other than temporary impairment charge associated with asset backed securities securitized and serviced by Commercial Financial Services, Inc. (CFS). (For additional information on CFS, see Note 12, Commitments and Contingent Liabilities, of Notes to Consolidated Financial Statements.)

    INVESTMENT RISK MANAGEMENT -- Credit risk and interest rate risk are the primary sources of investment risk to the Company. The Company manages credit risk through industry and issuer diversification and asset allocation. Investment credit policies have been established that focus on the credit quality of obligors and counterparties, limit credit concentrations, and encourage diversification and require frequent creditworthiness reviews. The Company invests primarily in securities rated investment grade and has established exposure limits, diversification standards and review procedures for all credit risks including borrower, issuer and counterparty. Also, the Company maintains credit policies regarding the financial stability and credit standing of its major derivatives' counterparties and, to the extent the current value of derivatives exceed exposure policy thresholds, collateral is pledged to or held by the Company. The Company manages interest rate risk as part of its asset/liability management strategies, including the use of certain hedging techniques (which may include the use of certain financial derivatives), product design, such as the use of MVA features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of the Company's products (such as resetting of credited rates for policies that permit such adjustments). For additional information of the Company's interest rate risk management techniques see the "Asset/ Liability Management Strategies Used to Manage Market Risk" discussion below.

26                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    The following table reflects the principal amounts of the fixed and variable rate fixed maturity portfolio, along with the respective weighted average coupons by estimated maturity year as of December 31, 1998. Comparative totals are included for December 31, 1997. Expected maturities differ from contractual maturities due to call or prepayment provisions. The weighted average coupon on variable rate securities is based on spot rates as of December 31, 1998 and 1997, and is primarily based on the London Interbank Offered Rate (LIBOR). Callable bonds and notes are distributed to either call dates or maturity, depending on which date produces the most conservative yield. Asset backed securities, collateralized mortgage obligations and mortgage backed securities are distributed to maturity year based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates. Financial instruments with certain leverage features have been included in each of the fixed maturity categories. These instruments have not been separately displayed because they were immaterial to the Company's investment portfolio.

                                                                                                1998      1997
                                      1999     2000     2001     2002     2003    THEREAFTER   TOTAL     TOTAL
                                     -------  -------  -------  -------  -------  ----------  --------  --------
BONDS AND NOTES -- CALLABLE
FIXED RATE
Par value..........................  $    29  $    23  $    42  $    38  $    54  $     294   $    480  $    466
Weighted average coupon............     7.8%     7.4%     5.7%     7.1%     8.5%       5.5%       6.3%      6.3%
Fair value.........................                                                           $    480  $    435
VARIABLE RATE
Par value..........................  $    40  $    52  $    39  $    14  $    --  $     829   $    974  $  1,020
Weighted average coupon............     6.7%     7.3%     5.4%     5.9%       --       5.9%       6.0%      6.5%
Fair value.........................                                                           $    883  $    966
BONDS AND NOTES -- OTHER
FIXED RATE
Par value..........................  $ 2,646  $ 1,264  $ 1,190  $   876  $ 1,045  $   6,125   $ 13,146  $ 13,387
Weighted average coupon............     6.6%     7.0%     7.4%     7.5%     6.8%       5.8%       6.4%      6.1%
Fair value.........................                                                           $ 13,655  $ 13,465
VARIABLE RATE
Par value..........................  $    90  $   176  $    14  $    81  $    90  $     681   $  1,132  $  1,250
Weighted average coupon............     5.1%     5.9%     5.4%     5.4%     5.4%       5.9%       5.7%      5.3%
Fair value.........................                                                           $  1,096  $  1,141
ASSET BACKED SECURITIES
FIXED RATE
Par value..........................  $   437  $   390  $   395  $   192  $   123  $     349   $  1,886  $  2,076
Weighted average coupon............     6.7%     6.9%     6.8%     6.6%     6.4%       7.3%       6.8%      6.9%
Fair value.........................                                                           $  1,811  $  2,109
VARIABLE RATE
Par value..........................  $   192  $   251  $   354  $   206  $   190  $     527   $  1,720  $  1,696
Weighted average coupon............     6.0%     6.0%     6.3%     5.9%     6.6%       6.0%       6.1%      6.4%
Fair value.........................                                                           $  1,622  $  1,696
COLLATERALIZED MORTGAGE OBLIGATIONS
FIXED RATE
Par value..........................  $   434  $   388  $   157  $   115  $    74  $     174   $  1,342  $  1,619
Weighted average coupon............     6.0%     6.0%     6.0%     6.8%     7.1%       7.3%       6.3%      6.0%
Fair value.........................                                                           $  1,286  $  1,582
VARIABLE RATE
Par value..........................  $    43  $    20  $     8  $     6  $     6  $     193   $    276  $    430
Weighted average coupon............     6.3%     6.8%     7.2%     8.4%     8.4%       6.0%       6.2%      7.3%
Fair value.........................                                                           $    260  $    408
COMMERCIAL MORTGAGE BACKED
 SECURITIES
FIXED RATE
Par value..........................  $    46  $   117  $    78  $   110  $    90  $   1,094   $  1,535  $  1,244
Weighted average coupon............     7.6%     6.7%     7.6%     7.0%     6.8%       7.1%       7.1%      7.3%
Fair value.........................                                                           $  1,578  $  1,246
VARIABLE RATE
Par value..........................  $   107  $   215  $    48  $   133  $   128  $     415   $  1,046  $    708
Weighted average coupon............     6.7%     6.6%     7.0%     6.3%     6.8%       6.8%       6.7%      7.1%
Fair value.........................                                                           $  1,000  $    718
MORTGAGE BACKED SECURITIES
FIXED RATE
Par value..........................  $    78  $    71  $    63  $    52  $    46  $     344   $    654  $    499
Weighted average coupon............     7.0%     6.8%     6.7%     6.6%     6.6%       6.8%       6.8%      7.3%
Fair value.........................                                                           $    615  $    511
VARIABLE RATE
Par value..........................  $     1  $     2  $     1  $     1  $     1  $       5   $     11  $     24
Weighted average coupon............     7.8%     8.4%     8.6%     8.6%     8.6%       8.9%       8.6%      6.6%
Fair value.........................                                                           $     10  $     24

HARTFORD LIFE INSURANCE COMPANY                                               27
--------------------------------------------------------------------------------

    ASSET/LIABILITY MANAGEMENT STRATEGIES USED TO MANAGE MARKET RISK -- The Company employs several risk management tools to quantify and manage market risk arising from its investments and interest sensitive liabilities. For certain portfolios, management monitors the changes in present value between assets and liabilities resulting from various interest rate scenarios using integrated asset/liability measurement systems and a proprietary system that simulates the impacts of parallel and non-parallel yield curve shifts. Based on this current and prospective information, management implements risk reducing techniques to improve the match between assets and liabilities.

    Derivatives play an important role in facilitating the management of interest rate risk, creating opportunities to efficiently fund obligations, hedge against risks that affect the value of certain liabilities and adjust broad investment risk characteristics as a result of any significant changes in market risks. The Company uses a variety of derivatives, including swaps, caps, floors, forwards and exchange-traded financial futures and options, in order to hedge exposure primarily to interest rate risk on anticipated investment purchases or existing assets and liabilities. The Company does not make a market or trade derivatives for the express purpose of earning trading profits. The Company's derivative program is monitored by an internal compliance unit and is reviewed frequently by senior management and reported to Hartford Life's Finance Committee. The notional amounts of derivative contracts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, totaled $9.7 billion as of December 31, 1998 ($4.9 billion related to insurance investments and $4.8 related to life insurance liabilities). As of December 31, 1997, the notional amounts pertaining to derivatives totaled $9.5 billion ($5.5 billion related to insurance investments and $4.0 billion related to life insurance liabilities.)

    The strategies described below are used to manage the aforementioned risks.

    ANTICIPATORY HEDGING -- For certain liabilities, the Company commits to the price of the product prior to receipt of the associated premium or deposit. Anticipatory hedges are routinely executed to offset the impact of changes in asset prices arising from interest rate changes pending the receipt of premium or deposit and the subsequent purchase of an asset. These hedges involve taking a long position in interest rate futures or entering into an interest rate swap with duration characteristics equivalent to the associated liabilities or anticipated investments. The notional amount of anticipatory hedges as of December 31, 1998 was $235. There were no anticipatory hedges as of December 31, 1997.

    LIABILITY HEDGING -- Several products obligate the Company to credit a return to the contract holder which is indexed to a market rate. To hedge risks associated with these products, the Company typically enters into interest rate swaps to convert the contract rate into a rate that trades in a more liquid and efficient market. This hedging strategy enables the Company to customize contract terms and conditions to customer objectives and satisfies the operation's asset/liability matching policy. Additionally, interest rate swaps are used to convert certain fixed contract rates into floating rates, thereby allowing them to be appropriately matched against floating rate assets. The notional amount of derivatives used for liability hedges as of December 31, 1998 and 1997 was $4.8 billion and $4.0 billion, respectively.

    ASSET HEDGING -- To meet the various policyholder obligations and to provide cost effective prudent investment risk diversification, the Company may combine two or more financial instruments to achieve the investment characteristics of a fixed maturity security or that match an associated liability. The use of derivative instruments in this regard effectively transfers unwanted investment risks or attributes to others. The selection of the appropriate derivative instruments depends on the investment risk, the liquidity and efficiency of the market, and the asset and liability characteristics. The notional amount of asset hedges as of December 31, 1998 and 1997 was $3.2 billion and $2.5 billion, respectively.

    PORTFOLIO HEDGING -- The Company periodically compares the duration and convexity of its portfolios of assets to their corresponding liabilities and enters into portfolio hedges to reduce any difference to desired levels. Portfolio hedges reduce the mismatch between assets and liabilities and offset the potential impact to cash flows caused by changes in interest rates. The notional amount of portfolio hedges as of December 31, 1998 and 1997 was $1.5 billion and $3.0 billion, respectively.

    LIFE INSURANCE LIABILITY CHARACTERISTICS -- Hartford Life Insurance Company's insurance liabilities, other than non-guaranteed separate accounts, are primarily related to accumulation vehicles such as fixed or variable annuities and investment contracts and other insurance products such as long-term disability and term life insurance.

    ASSET ACCUMULATION VEHICLES -- While interest rate risk associated with these insurance products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.

    FIXED RATE -- Products in this category require the Company to pay a fixed rate for a certain period of time. The cash flows are not interest sensitive because the products are written with a market value adjustment feature and the liabilities have protection against the early withdrawal of funds through surrender charges. Product examples include fixed rate annuities with a market value adjustment

28                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

and fixed rate guaranteed investment contracts. Contract duration is dependent on the policyholder's choice of guarantee period.

    INDEXED -- Products in this category are similar to the fixed rate asset accumulation vehicles but require the Company to pay a rate that is determined by an external index. The amount and/or timing of cash flows will therefore vary based on the level of the particular index. The primary risks inherent in these products are similar to the fixed rate asset accumulation vehicles, with an additional risk that changes in the index may adversely affect profitability. Product examples include indexed-guaranteed investment contracts with an estimated duration of up to two years.

    INTEREST CREDITED -- Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Policyholders may surrender at book value but are subject to surrender charges for an initial period. Product examples include universal life contracts and the general account portion of the Company's variable annuity products. Liability duration is short- to intermediate-term.

    OTHER INSURANCE PRODUCTS -- Long-term Pay Out Liabilities -- Products in this category are long-term in nature and may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. The cash flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated resulting in an investment return lower than that assumed in pricing. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and long-term disability contracts. Contract duration is generally 6 to 10 years.

    SHORT-TERM PAY OUT LIABILITIES -- These liabilities are short-term in nature with a duration of less than one year. The primary risks associated with these products are determined by the non-investment contingencies such as mortality or morbidity and the variability in the timing of the expected cash flows. Liquidity is of greater concern than for the long-term pay out liabilities. Products include individual and group term life insurance contracts and short-term disability contracts.

--------------------------------------------------------------------------------

    Management of the duration of investments with respective policyholder obligations is an explicit objective of the Company's management strategy. The estimated cash flows of insurance policy liabilities based upon internal actuarial assumptions as of December 31, 1998 are reflected in the table below by expected maturity year. Comparative totals are included for December 31, 1997.

(DOLLARS IN BILLIONS)

                                                                                               1998      1997
DESCRIPTION (1)                       1999     2000     2001     2002     2003    THEREAFTER  TOTAL     TOTAL
-----------------------------------  -------  -------  -------  -------  -------  ---------  --------  --------
Fixed rate asset accumulation
 vehicles..........................  $   2.1  $   1.8  $   1.3  $   0.7  $   1.4  $    3.5   $   10.8  $   12.7
Weighted average credited rate.....     6.6%     7.0%     6.8%     6.4%     5.4%      7.0%       6.6%      6.8%
Indexed asset accumulation
 vehicles..........................  $   0.2  $   0.1  $    --  $    --  $    --  $     --   $    0.3  $    0.2
Weighted average credited rate.....     5.2%     5.1%       --       --       --        --       5.1%      5.9%
Interest credited asset
 accumulation vehicles.............  $   4.8  $   0.7  $   0.9  $   0.6  $   0.5  $    5.4   $   12.9  $   10.8
Weighted average credited rate.....     6.0%     5.7%     5.7%     5.9%     5.9%      5.9%       5.9%      5.8%
Long-term pay out liabilities......  $   0.1  $   0.1  $    --  $    --  $    --  $    0.5   $    0.7  $    0.6
Short-term pay out liabilities.....  $   0.2  $    --  $    --  $    --  $    --  $     --   $    0.2  $     --

---------
(1) As of December 31, 1998 and 1997, the fair value of the Company's investment contracts including guaranteed separate accounts was $21.4 billion and $21.7 billion, respectively.

CAPITAL RESOURCES AND LIQUIDITY

    RATINGS -- The following table summarizes the Company's financial ratings from the major independent rating organizations as of February 17, 1999:

                                               DUFF &                      STANDARD &
INSURANCE RATINGS               A.M. BEST      PHELPS       MOODY'S          POOR'S
-----------------------------     -----     ------------  ------------  ----------------
Hartford Life Insurance
 Company.....................           A+          AA+           Aa3             AA
Hartford Life and Annuity....           A+          AA+           Aa3             AA

    Ratings are an important factor in establishing the competitive position of an insurance company such as Hartford Life Insurance Company. There can be no assurance that the Company's ratings will continue for any given period of time or that they will not be changed. In the event that the Company's ratings are downgraded, the level of sales or the persistency of the Company's block of in force business may be adversely impacted.

HARTFORD LIFE INSURANCE COMPANY                                               29
--------------------------------------------------------------------------------

    RISK-BASED CAPITAL -- The National Association of Insurance Commissioners
(NAIC) adopted regulations establishing minimum capitalization requirements based on Risk-Based Capital (RBC) formulas for life insurance companies (effective December 31, 1993). The requirements consist of formulas which identify companies that are undercapitalized and require specific regulatory actions. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. The RBC ratios for Hartford Life Insurance Company and its major life insurance subsidiaries are in excess of 200% as of December 31, 1998.

CASH FLOW

                                                1998       1997
                                              ---------  ---------
Cash provided by operating activities.......  $     371  $     972
Cash provided by (used for) investing
 activities.................................        601       (284)
Cash used for financing activities..........     (1,009)      (677)
Cash -- end of year.........................         17         54

    In 1998, the change in cash provided by operating activities was primarily the result of timing in the settlement of receivables and payables as well as an increase in income taxes paid. The change in cash provided by or used for investing activities primarily reflects a decrease in policy loans resulting from the reduction of COLI account values in conjunction with the decline of the block of leveraged COLI offset by the investment of cash from operating activities. The change in cash used for financing activities was primarily due to declines in GIC and COLI account values.

    Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.

    MBL RECAPTURE -- On November 10, 1998, Hartford Life recaptured an in force block of COLI business (referred to as "MBL Recapture") previously ceded to MBL Life Assurance Co. of New Jersey (MBL Life), as well as purchased the outstanding interest in International Corporate Marketing Group, Inc. (ICMG), which was previously 40% owned by MBL Life. The transaction was consummated through the assignment of a reinsurance arrangement between Hartford Life and MBL Life to a Hartford Life subsidiary. Hartford Life originally assumed the life insurance block in 1992 from Mutual Benefit Life, which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those polices back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operates under the Rehabilitation Plan for Mutual Benefit Life. The MBL Recapture has been recorded retroactive to January 1, 1998 with respect to results of operations. The transaction resulted in a decrease in reinsurance recoverables of $4.5 billion with an offset primarily in policy loans and other investments.

REGULATORY INITIATIVES AND CONTINGENCIES

    LEGISLATIVE INITIATIVES -- Although the Federal government does not directly regulate the insurance business, Federal initiatives often have an impact on the insurance industry in a variety of ways. Current and proposed Federal measures which may significantly affect the life insurance business include tax law changes affecting the tax treatment of life insurance products and its impact on the relative desirability of various personal investment vehicles, medical testing for insurability, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits. In particular, President Clinton's 1999 Federal Budget Proposal currently contains certain recommendations for modifying tax rules related to the treatment of COLI by contractholders which, if enacted as described, could have a material adverse impact on the Company's sales of these products. The budget proposal also includes provisions which would result in a significant increase in the "DAC tax" on certain of the Company's products and would apply a tax to the Company's policyholder surplus account. (For further discussion on policyholder surplus accounts and related tax treatment as of December 31, 1998, see Note 10 of Notes to Consolidated Financial Statements.) It is too early to determine whether these tax proposals will ultimately be enacted by Congress. Therefore, the potential impact to the Company's financial condition or results of operations cannot be reasonably estimated at this time.

    INSOLVENCY FUND -- See Note 12(b) of Notes to Consolidated Financial Statements.

    NAIC PROPOSALS -- The NAIC has been developing several model laws and regulations, including a Model Investment Law and amendments to the Model Holding Company System Regulatory Act (the "Holding Act Amendments"). The Model Investment Law defines the investments which are permissible for life insurers to hold, and the Holding Act Amendments address the types of activities in which subsidiaries and affiliates may engage. The NAIC adopted these models in 1997 and 1996, but the laws have not been enacted for insurance companies domiciled in the State of Connecticut, such as Hartford Life Insurance Company. Even if enacted in Connecticut or other states in which Hartford Life Insurance Company's subsidiaries are domiciled, it is expected that these laws will neither significantly change Hartford Life Insurance Company's investment strategies nor have any material adverse effect on the Company's liquidity or financial position.

    The NAIC adopted the Codification of Statutory Accounting Principles (SAP) in March 1998. The proposed effective date for the statutory accounting guidance is January 1, 2001. It is expected that Hartford Life Insurance Company's domiciliary state will adopt the SAP and the Company will make the necessary changes required for implementation. These changes are not anticipated to have a material impact on the statutory financial statements of the Company.

30                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    DEPENDENCE ON CERTAIN THIRD PARTY RELATIONSHIPS -- Hartford Life Insurance Company distributes its annuity and life insurance products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party marketing organizations. The Company periodically negotiates provisions and renewals of these relationships and there can be no assurance that such terms will remain acceptable to the Company or such service providers. An interruption in the Company's continuing relationship with certain of these third parties could materially affect the Company's ability to market its products.

YEAR 2000

    IN GENERAL -- The Year 2000 issue relates to the ability or inability of computer hardware, software and other information technology (IT) systems, as well as non-IT systems, such as equipment and machinery with imbedded chips and microprocessors, to properly process information and data containing or related to dates beginning with the year 2000 and beyond. The Year 2000 issue exists because, historically, many IT and non-IT systems that are in use today were developed years ago when a year was identified using a two-digit date field rather than a four-digit date field. As information and data containing or related to the century date are introduced to date sensitive systems, these systems may recognize the year 2000 as "1900", or not at all, which may result in systems processing information incorrectly. This, in turn, may significantly and adversely affect the integrity and reliability of information databases of IT systems, may cause the malfunctioning of certain non-IT systems, and may result in a wide variety of adverse consequences to a company. In addition, Year 2000 problems that occur with third parties with which a company does business, such as suppliers, computer vendors, distributors and others, may also adversely affect any given company.

    The integrity and reliability of Hartford Life Insurance Company's IT systems, as well as the reliability of its non-IT systems, are integral aspects of the Company's business. Hartford Life Insurance Company issues insurance policies, annuities, mutual funds and other financial products to individual and business customers, nearly all of which contain date sensitive data, such as policy expiration dates, birth dates and premium payment dates. In addition, various IT systems support communications and other systems that integrate the Company's various business segments and field offices, including Hartford Life Insurance Company's foreign operations. Hartford Life Insurance Company also has business relationships with numerous third parties that affect virtually all aspects of the Company's business, including, without limitation, suppliers, computer hardware and software vendors, insurance agents and brokers, securities broker-dealers and other distributors of financial products, many of which provide date sensitive data to Hartford Life Insurance Company, and whose operations are important to the Company's business.

    INTERNAL YEAR 2000 EFFORTS AND TIMETABLE -- Beginning in 1990, Hartford Life Insurance Company began working on making its IT systems Year 2000 ready, either through installing new programs or replacing systems. Since January 1998, Hartford Life Insurance Company's Year 2000 efforts have focused on the remaining Year 2000 issues related to IT and non-IT systems in all of the Company's business segments. These Year 2000 efforts include the following five main initiatives: (1) identifying and assessing Year 2000 issues; (2) taking actions to remediate IT and non-IT systems so that they are Year 2000 ready; (3) testing IT and non-IT systems for Year 2000 readiness; (4) deploying such remediated and tested systems back into their respective production environments; and (5) conducting internal and external integrated testing of such systems. As of December 31, 1998, Hartford Life Insurance Company substantially completed initiatives (1) through (4) of its internal Year 2000 efforts. Hartford Life Insurance Company has begun initiative (5) and management currently anticipates that such activity will continue into the fourth quarter of 1999.

    THIRD PARTY YEAR 2000 EFFORTS AND TIMETABLE -- Hartford Life Insurance Company's Year 2000 efforts include assessing the potential impact on the Company of third parties' Year 2000 readiness. Hartford Life Insurance Company's third party Year 2000 efforts include the following three main initiatives: (1) identifying third parties which have significant business relationships with the Company, including, without limitation, insurance agents, brokers, third party administrators, banks and other distributors and servicers of financial products, and inquiring of such third parties regarding their Year 2000 readiness; (2) evaluating such third parties' responses to Hartford Life Insurance Company's inquiries; and (3) based on the evaluation of third party responses (or a third party's failure to respond) and the significance of the business relationship, conducting additional activities with respect to third parties as determined to be necessary in each case. These activities may include conducting additional inquiries, more in-depth evaluations of Year 2000 readiness and plans, and integrated IT systems testing. Hartford Life Insurance Company has completed the first third party initiative and, as of early 1999, had substantially completed evaluating third party responses received. Hartford Life Insurance Company has begun conducting the additional activities described in initiative (3) and management currently anticipates that it will continue to do so through the end of 1999. However, notwithstanding these third party Year 2000 efforts, Hartford Life Insurance Company does not have control over these third parties and, as a result, the Company cannot currently determine to what extent future operating results may be adversely affected by the failure of these third parties to adequately address their Year 2000 issues.

    YEAR 2000 COSTS -- The costs of Hartford Life Insurance Company's Year 2000 program, along with its parent, that were incurred through the year ended December 31,

HARTFORD LIFE INSURANCE COMPANY                                               31
--------------------------------------------------------------------------------

1997 were not material to Hartford Life Insurance Company's financial condition or results of operations. The after-tax costs of Hartford Life Insurance Company's Year 2000 efforts for the year ended December 31, 1998 were approximately $3. Management currently estimates that after-tax costs related to the Year 2000 program to be incurred in 1999 will be less than $10. These costs are being expensed as incurred.

    RISKS AND CONTINGENCY PLANS -- If significant Year 2000 problems arise, including problems arising with third parties, failures of IT and non-IT systems could occur, which in turn could result in substantial interruptions in Hartford Life Insurance Company's business. In addition, the Company's investing activities are an important aspect of its business and Hartford Life Insurance Company may be exposed to the risk that issuers of investments held by it will be adversely impacted by Year 2000 issues. Given the uncertain nature of Year 2000 problems that may arise, especially those related to the readiness of third parties discussed above, management cannot determine at this time whether the consequences of Year 2000 related problems that could arise will have a material impact on Hartford Life Insurance Company's financial condition or results of operations.

    Hartford Life Insurance Company is in the process of developing certain contingency plans so that if, despite its Year 2000 efforts, Year 2000 problems ultimately arise, the impact of such problems may be avoided or minimized. These contingency plans are being developed based on, among other things, known or reasonably anticipated circumstances and potential vulnerabilities. The contingency planning also includes assessing the dependency of Hartford Life Insurance Company's business on third parties and their Year 2000 readiness. The Company currently anticipates that internal and external contingency plans will be substantially complete by the end of the second quarter of 1999. However, in many contexts, Year 2000 issues are dynamic, and ongoing assessments of business functions, vulnerabilities and risks must be made. As such, new contingency plans may be needed in the future and/or existing plans may need to be modified as circumstances warrant.
                           OTHER COMPANY INFORMATION

                  BUSINESS OF HARTFORD LIFE INSURANCE COMPANY

    (DOLLAR AMOUNTS IN MILLIONS, EXCEPT FOR SHARE DATA, UNLESS OTHERWISE STATED)

GENERAL

    Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company"), is a direct subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc. (Hartford Life). The Company and its subsidiaries, together with HLA, provide (i) investment products, such as annuities, including individual variable annuities and fixed market value adjusted (MVA) annuities, deferred compensation and retirement plan services and mutual funds for the savings and retirement needs of over 1 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers, (iii) employee benefits products such as group life and group disability insurance for the benefit of millions of individuals that is directly written by the Company and is substantially ceded to its parent, HLA, and (iv) corporate owned life insurance. According to the latest publicly available data, with respect to the United States, the Company, along with its parent, is the largest writer of individual variable annuities based on sales for the year ended December 31, 1998; as well as, the second largest writer of group disability insurance and the third largest writer of group life insurance both based on premiums written for the nine months ended September 30, 1998. The Company's strong position in each of its core businesses provides an opportunity to increase the sale of Hartford Life Insurance Company's products and services as individuals increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations.

    Hartford Life Insurance Company strives to maintain and enhance its position as a market leader within the financial services industry. The Company has pursued a strategy of developing and selling diverse and innovative products through multiple distribution channels, continuously developing and expanding those distribution channels, achieving cost efficiencies through economies of scale and improved technology, maintaining effective risk management and prudent underwriting techniques and capitalizing on its brand name and customer recognition of The Hartford Stag Logo, one of the most recognized symbols in the financial services industry. In the past year, the Company's total assets increased 21% to $118.3 billion and total stockholder's equity was $2.7 billion as of December 31, 1998. In addition, the Company generated $4.0 billion in revenues and $350 in net income in 1998. The Company's return on shareholder's equity, excluding net unrealized capital gains on securities, was 15.0% in 1998.

ORGANIZATION

    Hartford Life Insurance Company, a Connecticut corporation, was organized in 1902. The Company's indirect parent, Hartford Life, is a direct subsidiary of Hartford Accident and Indemnity Company (HA&I), an indirect subsidiary of The Hartford Financial Services Group, Inc. (The Hartford). Pursuant to an initial public offering (the "IPO") on May 22, 1997, Hartford Life sold 26 million shares of Class A Common Stock at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the

32                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

proceeds, $527 was used to retire debt related to Hartford Life's outstanding promissory notes and line of credit with the remaining $160 contributed by Hartford Life to HLA to support growth in its core businesses. Hartford Life became a publicly traded company upon the sale of 26 million shares representing approximately 18.6% of the equity ownership in Hartford Life.

DISTRIBUTION

    Hartford Life Insurance Company utilizes a multiple channel distribution network which provides a distinct competitive advantage in selling products and services to a broad cross-section of customers throughout varying economic and market cycles. In particular, the Company has developed an extensive network of banks and broker-dealers, which is one of the largest in the industry, including over 1,350 national and regional broker-dealers and approximately 450 banks. Consistent with this strategy, in August 1998, the Company's parent, HLA, purchased all of the outstanding shares of PLANCO Financial Services, Inc. and its affiliate, PLANCO, Incorporated (collectively, "PLANCO"), the nation's largest wholesaler of individual annuities and the Company's primary wholesale distributor of its Director-Registered Trademark- variable annuity (the number one selling retail variable annuity in the United States) and retail mutual funds, thus securing an important distribution channel. This broad network has enabled the Company to introduce new products and services in an effective manner and allows the Company significant opportunity to access its customer base. Hartford Life Insurance Company sells variable annuities, mutual funds, fixed MVA annuities, variable life insurance and retirement plan services through its broker-dealer and bank distribution systems.

PRODUCTS

    Hartford Life Insurance Company provides its customers an innovative and diverse mix of products and services directed at serving people's needs throughout the different stages of their lives and during varying economic cycles. The Company offers a variety of products including variable annuities, retail mutual funds, individual life insurance and group life and disability insurance. The Company regularly introduces new and innovative products and services to the market.

CUSTOMER SERVICE, TECHNOLOGY AND ECONOMIES OF SCALE

    Hartford Life Insurance Company maintains advantageous economies of scale and operating efficiencies due to its continued growth, attention to expense management and commitment to customer service and technology. These advantages allow the Company to competitively price its products for its distribution network and policyholders. The Company has achieved operating efficiencies as expenses associated with its individual annuity products as a percentage of total individual annuity account value continue to decline from prior year levels. In addition, the Company utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products; and, as a result, provides high-quality customer service. In recognition of excellence in customer service for variable annuities the Company, along with its parent, and Putnam Financial Services, Inc. (Putnam) have been awarded the Annuity Service Award by DALBAR Inc., a recognized independent financial services research organization, for three consecutive years. Additional information related to Hartford Life Insurance Company's technology in respect of Year 2000 issues may be found in the Regulatory Initiatives and Contingencies section of the Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A).

RISK MANAGEMENT

    Hartford Life Insurance Company's product designs, prudent underwriting standards and risk management techniques protect it against disintermediation risk and greater than expected mortality and morbidity experience. As of December 31, 1998, the Company had limited exposure to disintermediation risk on approximately 99% of its insurance liabilities through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions. With respect to the Company's individual annuities, 97% of the related total account value was subject to surrender charges as of December 31, 1998. The Company effectively utilizes prudent underwriting to select and price insurance risks and regularly monitors mortality assumptions to determine if experience remains consistent with these assumptions and to ensure that its product pricing remains appropriate.

BRAND NAME AND FINANCIAL STRENGTH

    The Hartford Stag Logo is one of the most recognized symbols in the insurance and financial services industry. This brand recognition, coupled with a strong balance sheet and sound ratings, has enabled the Company to establish the reputation and financial strength necessary to maintain distribution relationships, make strategic acquisitions and enhance important alliances, and generate new customer sales. Pursuant to a Master Intercompany Agreement with The Hartford, the Company, along with its parent, has been granted a perpetual non-exclusive license to use the Stag Logo in connection with the sale of Hartford Life Insurance Company's products and services. However, in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of the Company's then outstanding securities, the license may be revoked upon the later of the fifth anniversary of the date of consummation of Hartford Life's IPO of its Class A Common Stock or one year after receipt by the Company of written notice of The Hartford's intention to revoke the license.

HARTFORD LIFE INSURANCE COMPANY                                               33
--------------------------------------------------------------------------------

REPORTING SEGMENTS

    Hartford Life Insurance Company has the following reportable operating segments: Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). The Company includes in "Other" corporate items not directly allocable to any of its reportable segments as well as certain employee benefits including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA. The following is a description of each segment, including a discussion of principal products, methods of distribution and competitive environments.

INVESTMENT PRODUCTS

    The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual annuities and other investment products. The individual annuity products offered include individual variable annuities, fixed MVA annuities and fixed and variable immediate annuities. The other investment products offered include deferred compensation and retirement plan services for municipal governments, teachers, hospitals and corporations; structured settlement contracts and other special purpose annuity contracts; investment management services, and mutual funds. From 1994 to 1998 this segment's separate account assets grew to $74.5 billion from $21.4 billion, a compounded annual growth rate of 37%. This growth has been driven primarily by strong net cash flow of individual variable annuities, the result of a high volume of sales and favorable persistency, as well as significant market appreciation in the separate accounts of the Company's individual and group variable annuities. Investment Products generated revenues of $1.8 billion and $1.5 billion in 1998 and 1997, respectively. Net income in the Investment Products segment was $270 in 1998, a 31% increase over 1997.

    The Company is the market leader in the annuity industry and was the number one writer of individual variable annuities for the years ended December 31, 1998 and 1997, with total individual annuity sales of $10.0 billion and $10.2 billion, respectively. The Company sells both variable and fixed individual annuity products, through a wide distribution network of national and regional broker-dealer organizations, banks and other financial institutions and independent financial advisors. Individual variable annuity sales were $9.9 billion and $9.7 billion in 1998 and 1997, respectively. The Company was ranked the number one writer of individual variable annuities in the United States for 1998 according to Variable Annuity and Research Data Service (VARDS) and the number one seller of individual variable annuities through banks, according to Kenneth Kehrer and Associates.

    The Company's total account value related to individual annuity products was $70.8 billion as of December 31, 1998. Of the total account value, $62.2 billion, or 88%, related to individual variable annuity products and $8.6 billion, or 12%, related primarily to fixed MVA annuity products.

    The Company is among the top providers of retirement products and services, including asset management and plan administration, to municipalities pursuant to Section 457 and plans to corporations under Section 401(k) of the Internal Revenue Code of 1986, as amended (herein after referred to as "Section 457" and "Section 401(k)", respectively). The Company presently administers over 1,200
Section 457 plans and over 750 Section 401(k) plans. The Company also provides products and services to plans created under Section 403(b) of the Internal Revenue Code of 1986, as amended (herein after referred to as "Section 403(b)"), as well as structured settlement contracts and terminal funding products.

PRODUCTS

    INDIVIDUAL VARIABLE ANNUITIES -- Hartford Life Insurance Company earns fees for managing variable annuity assets and maintaining policyholder accounts, which are based on the policyholders' account values. The Company uses specified portions of the periodic premiums of a customer to purchase units in one or more mutual funds, as directed by the customer, who then assumes the investment performance risks and rewards. As a result, variable annuities permit policyholders to choose aggressive or conservative investment strategies as they deem appropriate without affecting the composition and quality of assets in the Company's general account. These products offer the policyholder a variety of equity and fixed income options, as well as the ability to earn a guaranteed rate of interest in the general account of the Company. The Company offers an enhanced guaranteed rate of interest for a specified period of time (no longer than twelve months) if the policyholder elects to dollar-cost average (DCA) funds from the Company's general account into one or more non-guaranteed separate accounts. Due to this enhanced rate and the volatility experienced in the overall equity markets, this option has become very popular with policyholders. Deposits of varying amounts may be made at regular or irregular intervals and the value of these assets fluctuates in accordance with the investment performance of the funds selected by the policyholder. To encourage persistency, the Company's individual variable annuities are subject to withdrawal restrictions and surrender charges ranging initially from 6% to 7% of the contract's face amount which reduce to zero on a sliding scale, usually within seven policy years. In 1998, significant volatility experienced by the equity markets did not cause increased levels of variable annuity surrenders demonstrating that policyholders are aware of the long-term nature of these products. Individual variable annuity account value of $62.2 billion as of December 31, 1998, has grown significantly from $9.7 billion as of December 31, 1993 due to strong net cash flow, the result of

34                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

a high level of sales and consistent low levels of surrenders, coupled with significant market appreciation in both the equity and fixed income allocations of the policyholders' account value. Approximately 94% of the individual variable annuity account value was held in non-guaranteed separate accounts as of December 31, 1998.

    The assets underlying the Company's variable annuities are managed both internally and by outside money managers, while the Company provides all policy administration services. The Company utilizes a select group of money managers, such as Wellington Management Company, LLP (Wellington), Putnam, and Dean Witter InterCapital, Inc., who have an interest in the continued growth in sales of the Company's products and greatly enhance the marketability of the Company's annuities and the strength of its product offerings. Two of the industry's four leading variable annuities, The Director and Putnam Hartford Capital Manager Variable Annuity (based on sales for the year ended 1998) are sponsored by Hartford Life Insurance Company and are managed in part by Wellington and Putnam, respectively.

    FIXED MVA ANNUITIES -- Fixed MVA annuities are fixed rate annuity contracts which guarantee a specific sum of money to be paid in the future, either as a lump sum or as monthly income. In the event that a policyholder surrenders a policy prior to the end of the guarantee period, the MVA feature increases or decreases the cash surrender value of the annuity in respect of any interest rate decreases or increases, respectively, thereby protecting the Company from losses due to higher interest rates at the time of surrender. The amount of payment will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses. The Company's primary fixed MVA annuities have terms varying from one to ten years with an average term of approximately seven years. Sales of the Company's fixed MVA annuities have been relatively minor over the past two years due to the low interest rate environment. Account value of fixed MVA annuities was $8.6 billion and $9.3 billion as of December 31, 1998 and 1997, respectively.

    RETIREMENT PLANS -- With respect to retirement products and services,
Section 457 plans comprise approximately 80% of the related assets under management. These assets have traditionally been held in the Company's general account, but increasingly plan beneficiaries are transferring assets into mutual funds held in separate accounts. The Company offers a number of different funds, both fixed income and equity, to the employees in Section 457 plans. Generally, the Company manages the fixed income plans and certain other outside money managers act as advisors to the equity funds offered in Section 457 plans administered by the Company. The Company also sells Section 401(k) products targeting the small and medium case markets since the Company believes these markets are underpenetrated in comparison to the large case market. Additionally, the Company markets Section 403(b) products for teachers and hospitals.

    INSTITUTIONAL LIABILITIES -- Hartford Life Insurance Company also sells structured settlement contracts, which provide for periodic payments to an injured person or survivor for a generally determinable number of years, typically in settlement of a claim under a liability policy in lieu of a lump sum settlement. The Company's structured settlements are sold through The Hartford's property-casualty insurance operations as well as specialty brokers. The Company also markets other annuity contracts for special purposes such as the funding of terminated defined benefit pension plans. In addition, the Company offers guaranteed investment contracts (GIC) business. Prior to 1995, the Company was a sizable participant in the GIC market, selling over $5.0 billion in new business from 1992 through 1994. The Company decided in 1995, after a thorough review of the GIC market, to de-emphasize its GIC product. Correspondingly, from 1996 through 1998, the Company sold less than $1.0 billion in new GIC business.

MARKETING AND DISTRIBUTION

    The Investment Products distribution network has been developed based on management's strategy of utilizing multiple and competing distribution channels in an effort to achieve the broadest distribution and reach target customers. The success of the Company's marketing and distribution system depends on its product offerings, fund performance, successful utilization of wholesaling organizations, relationships with national and regional broker-dealer firms, banks and other financial institutions, and independent financial advisors (through which the sale of the Company's individual annuities to customers is consummated) and quality of customer service.

    Hartford Life Insurance Company maintains a network of approximately 1,350 broker-dealers and approximately 450 banks (including 23 of the 25 largest banks in the United States) through the use of wholesaling organizations and strategic alliances, principally PLANCO and Putnam. The Company periodically negotiates provisions and terms of its relationships with unaffiliated parties and there can be no assurance that such terms will remain acceptable to the Company or such third parties. In August 1998, the Company's parent, HLA, completed the purchase of all outstanding shares of PLANCO, a primary distributor of the Company's individual annuity and mutual funds. PLANCO is the nation's largest wholesaler of individual annuities and has played a significant role in Hartford Life Insurance Company's growth over the past decade. As a wholesaler, PLANCO distributes Hartford Life Insurance Company's fixed and variable annuities, and single premium variable life insurance, as well as providing sales support to registered representatives, financial planners and broker-dealers at brokerage firms and banks across the United States. The acquisition secures an important distribution channel for

HARTFORD LIFE INSURANCE COMPANY                                               35
--------------------------------------------------------------------------------

the Company and gives the Company a wholesale distribution platform which it can expand in terms of both the number of individuals wholesaling its products and the portfolio of products in which they wholesale. In addition, the Company uses internal personnel with extensive experience in the Section 457 market, as well as access to the Section 401(k) market, to sell its products and services in the deferred compensation and retirement plan market.

COMPETITION

    The Investment Products segment competes with numerous other insurance companies as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing annuities, mutual funds and other retirement-oriented products. As the industry continues to consolidate, some of these companies have or will gain greater financial strength and resources than Hartford Life Insurance Company. In particular, national banks may become more significant competitors in the future for insurers who sell annuities as a result of court decisions and regulatory actions, particularly the recent Financial Services Act of 1998 (H.R. 10) which is being proposed in Congress. Product sales are affected by competitive factors such as investment performance ratings, product design, visibility in the marketplace, financial strength ratings, distribution capabilities, levels of charges and credited rates, reputation and customer service.

INDIVIDUAL LIFE

    The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of products including variable life, universal life, interest-sensitive whole life and term life insurance. The Company's in force block also includes whole life, which was sold in prior years, and modified guaranteed whole life, which was acquired from Fidelity Bankers Life Insurance Company in 1993 and Pacific Standard Life Insurance Company in 1994. Life insurance in force increased to $61.1 billion from $55.4 billion as of December 31, 1998 and 1997, respectively, and account value grew 19% to $4.5 billion in 1998 from $3.8 billion in 1997. The Individual Life segment generated revenues of $543 and $487 in 1998 and 1997, respectively. Net income in the Individual Life segment was $64 in 1998, a 16% increase over 1997.

PRODUCTS

    The recent trend in the individual life industry has been a shift away from traditional products and fixed universal life insurance towards variable life (including variable universal life) insurance products. Hartford Life Insurance Company has been on the leading edge of this industry trend and is now a top five writer of new variable life sales according to Tillinghast-Towers Perrin. In 1998, of the Company's new sales of Individual Life insurance, 78% was variable life and 18% was either universal life or interest-sensitive life. The Company also sold a small amount of term life insurance.

    VARIABLE LIFE -- Variable life insurance provides a return linked to an underlying investment portfolio and the Company allows policyholders to determine their desired asset mix among a variety of underlying mutual funds. As the return on the investment portfolio increases or decreases, as the case may be, the death benefit or surrender value of the variable life policy may increase or decrease. The Company's single premium variable life product provides a death benefit to the policy beneficiary based on a single premium deposit. The Company's second-to-die products are distinguished from other products in that two lives are insured rather than one, and the policy proceeds are paid upon the second death of the two insureds. Second-to-die policies are frequently used in estate planning, often to fund estate taxes for a married couple. Variable life account values were $1.7 billion and $1.1 billion as of December 31, 1998 and 1997, respectively.

    UNIVERSAL LIFE AND INTEREST-SENSITIVE WHOLE LIFE -- Universal life and interest-sensitive whole life insurance coverages provide life insurance with adjustable rates of return based on current interest rates. The Company offers both flexible and fixed premium policies and provides policyholders with flexibility in the available coverage, the timing and amount of premium payments and the amount of the death benefit provided there are sufficient policy funds to cover all policy charges for the coming period. Universal life and interest-sensitive whole life represented 18% of new annualized premium sales of individual life insurance in 1998. The Company also sells universal life insurance policies with a second-to-die feature similar to that of the variable life insurance product offered. Universal life and interest-sensitive whole life account values were $2.0 billion and $1.9 billion as of December 31, 1998 and 1997, respectively.

MARKETING AND DISTRIBUTION

    Consistent with the Company's strategy to access multiple distribution outlets, the Individual Life distribution organization has been developed to penetrate a multitude of retail sales channels. These include independent life insurance sales professionals; agents of other companies; national, regional and independent broker-dealers; banks; and property-casualty insurance organizations. The primary organization used to wholesale Hartford Life Insurance Company's products to these outlets is a group of highly qualified life insurance professionals with specialized training in sophisticated life insurance sales, particularly as it pertains to estate and business planning. These individuals are generally employees of the Company, who are managed through a regional sales office system. The Company has grown this organization rapidly the past few years, to 160 individuals, and expects to continue to increase the number of wholesalers in the future.

36                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

COMPETITION

    The Individual Life segment competes with over 2,000 life insurance companies in the United States, as well as other financial intermediaries marketing insurance products. Competitive factors related to this segment are primarily the breadth and quality of life insurance products offered, competitiveness of pricing, relationships with third-party distributors and the quality of underwriting and customer service.

CORPORATE OWNED LIFE INSURANCE (COLI)

    Hartford Life Insurance Company is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as the beneficiary under the policy. Until the Health Insurance Portability Act of 1996 (HIPA Act of 1996), the Company sold two principal types of COLI, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI at the end of 1998, thus virtually eliminating all future sales of leveraged COLI. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other post-employment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship. During 1998, the Company recorded $4.1 billion of deposits of new variable COLI business, increasing variable COLI account value to $13.0 billion as of December 31, 1998 compared to $8.5 billion as of December 31, 1997.

    In November 1998, Hartford Life recaptured an in force block of leveraged COLI business from MBL Life Assurance Co. of New Jersey (MBL Life). The transaction was consummated through the assignment of a reinsurance arrangement between Hartford Life and MBL Life to a Hartford Life subsidiary. Hartford Life originally assumed the life insurance block in 1992 from Mutual Benefit Life Insurance Company (Mutual Benefit Life), which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those polices back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operates under the Rehabilitation Plan for Mutual Benefit Life. Primarily as a result of this transaction, leveraged COLI account value increased to $7.4 billion as of December 31, 1998 compared to $3.8 billion as of December 31, 1997. This also impacted COLI revenues, which were $1.6 billion and $980 in 1998 and 1997, respectively. COLI segment earnings, however, declined 11%, to $24 in 1998, due to reduced profits on the block of leveraged COLI the Company had prior to the HIPA Act of 1996.

OTHER MATTERS

RESERVES

    In accordance with applicable insurance regulations under which Hartford Life Insurance Company operates, life insurance subsidiaries of the Company establish and carry as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. Reserves for life insurance contracts are based on actuarially recognized methods using prescribed mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Reserves also include unearned premiums, premium deposits, claims incurred but not reported and claims reported but not yet paid. Reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.

    For Hartford Life Insurance Company's universal life and interest-sensitive whole life policies, reserves are set according to premiums collected, plus interest credited, less charges. Other fixed death benefit and individual life reserves are based on assumed investment yield, persistency, mortality and morbidity as per commonly used actuarial tables, expenses and margins for adverse deviations.

    The persistency of Hartford Life Insurance Company's annuity and other interest-sensitive life insurance reserves is enhanced by policy restrictions on the withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period, which is usually at least seven years. Such surrender charge is initially a percentage of the accumulation value, which varies by product, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect the Company from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates, thereby lengthening the effective duration of policy liabilities and improving the Company's ability to maintain profitability on such policies.

    Hartford Life Insurance Company's reserves comply, in all material respects, with state insurance department statutory accounting practices; however, in the Company's Consolidated Financial Statements, life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory accounting practices.

REGULATION AND PREMIUM RATES

    Insurance companies are subject to comprehensive and detailed regulation and supervision throughout the United States. The extent of such regulation varies, but generally has its source in statutes which delegate regulatory, supervisory and administrative powers to state insurance departments. Such powers relate to, among other things,

HARTFORD LIFE INSURANCE COMPANY                                               37
--------------------------------------------------------------------------------

the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; premium rates; claim handling and trade practices; restrictions on the size of risks which may be insured under a single policy; deposits of securities for the benefit of policyholders; approval of policy forms; periodic examinations of the affairs of companies; annual and other reports required to be filed on the financial condition of companies or for other purposes; fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values; and, the adequacy of reserves and other necessary provisions for unearned premiums, unpaid claims and claim adjustment expenses and other liabilities, both reported and unreported.

REINSURANCE

    In accordance with normal industry practice, Hartford Life Insurance Company is involved in both the cession and assumption of insurance with other insurance and reinsurance companies. As of December 31, 1998, the maximum amount of life insurance retained on any one life by any of the life operations is approximately $2.5, excluding accidental death benefits.

INVESTMENT OPERATIONS

    Hartford Life Insurance Company's investment operations are managed by its investment strategy group which reports directly to senior management of the Company. The Company's investments have been separated into specific portfolios which support specific classes of product liabilities. The investment strategy group works closely with the product lines to develop investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives, to ensure that the product line's individual risk and return objectives are met. The Company's primary investment objective for its general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets to that of policyholder obligations. For further discussion of Hartford Life Insurance Company's investment operations and the Company's approach to managing investment risk, see the Investments section of the MD&A, as well as Notes 2(e), 2(f) and 3 of Notes to Consolidated Financial Statements.

EMPLOYEES

    Hartford Life Insurance Company's parent (Hartford Life) had approximately 4,500 employees at February 26, 1999.

PROPERTIES

    The principal executive offices of Hartford Life Insurance Company, together with its parent, are located in Simsbury, Connecticut. The home office complex consists of approximately 615 thousand square feet, and is leased from a third party by Hartford Fire Insurance Company (Hartford Fire), an indirect subsidiary of The Hartford. This lease expires in the year 2009. Expenses associated with these offices are allocated on a direct and indirect basis to Hartford Life Insurance Company by Hartford Fire.

LEGAL PROCEEDINGS

    Hartford Life Insurance Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for potential losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.
                                 LEGAL OPINION

    The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Lynda Godkin, General Counsel and Secretary of Hartford.
                                    EXPERTS

    The audited financial statements and financial statement schedules included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

38                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                                   APPENDIX A
                MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS

    The CRC-Registered Trademark- (Compound Rate Contract) Annuity for Qualified Plans is a group deferred annuity Contract under which one or more purchase payments may be made. Plans eligible to purchase the Contract are pension and profit-sharing plans qualified under Section401(a) of the Internal Revenue Code (the "Code"), Keogh Plans and eligible state deferred compensation plans under Section457 of the Code ("Qualified Plans").

    To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent Purchase Payments may be made, subject to the same $2,000 minimum applicable to qualified purchasers of Certificates. While no Certificates are issued, each purchase payment, and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own Initial and Subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made, at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Net Surrender Values may be surrendered or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.

    Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant, depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

HARTFORD LIFE INSURANCE COMPANY                                               39
--------------------------------------------------------------------------------

                                   APPENDIX B
             SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED IN THE STATE OF CALIFORNIA, MICHIGAN, MISSOURI, NEW YORK, OREGON, SOUTH CAROLINA, TEXAS, VIRGINIA AND WISCONSIN

    The following provision, among others, applies only to individual Contracts issued in the States of California, Michigan, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin:

(1) The Contract Owner has the right to request, in writing, a surrender of the Contract within ten (10) days after it was purchased. In such event, in California, Michigan, Missouri, New York, Oregon, Texas, Virginia and Wisconsin, Hartford will pay the Contract Owner an amount equal to the sum of (a) the Account Value on the date the written request for surrender was received multiplied by the Market Value Adjustment formula and (b) any charges deducted from the Purchase Payment. In Missouri and South Carolina, the Contract will be cancelled and any premium paid will be refunded in full.

40                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                                   APPENDIX C
                            MARKET VALUE ADJUSTMENT

    The formula which will be used to determine the Market Value Adjustment is:
                            [(1 + I)/(1 + J)](n/12)

    I          =      The Guarantee Rate in effect for the Current Guarantee Period (expressed as a decimal, e.g., 1% = .01)
    J          =      The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next highest number of years).
    N          =      The number of complete months from the surrender date to the end of the current Guarantee Period.

                       EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:  $50,000
Guarantee Period:         5 Years
Guarantee Rate:           5.50% per annum
Full Surrender:           Middle of Contract Year
                          3

EXAMPLE 1:

Gross Surrender Value at middle of Contract Year   =          50,000 (1.055) to the power of 2.5 = 57,161.18
3
Net Surrender Value at middle of Contract Year 3   =          [57,161.18 - (0.05) X 57,161.18]
                                                              X Market Value Adjustment
                                                   =          $54,303.12 Market Value Adjustment

    Market Value Adjustment

                                                I      =      0.055
                                                J      =      0.061
                                                N      =      30
Market Value Adjustment                                =      [(1 + I)/(1 + J)] to the power of n/12
                                                       =      (1.055/1.061) to the power of 30/12
                                                       =      0.985922
Net Surrender Value at middle of Contract Year 3       =      $54,303.12 x 0.985922
                                                       =      $53,538.64

                       EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:  $50,000
Guarantee Period:         5 Years
Guarantee Rate:           5.50% per annum
Full Surrender:           Middle of Contract Year
                          3

EXAMPLE 2:

Gross Surrender Value at middle of Contract Year   =          50,000 (1.055) to the power of 2.5 = 57,161.18
3
Net Surrender Value at middle of Contract Year 3   =          [57,161.18 - (0.05) X 57,161.18]
                                                              X Market Value Adjustment
                                                   =          $54,303.12 x Market Value Adjustment

    Market Value Adjustment

                                                I      =      .055
                                                J      =      0.050
                                                N      =      30

Market Value Adjustment                                =      [(1 + I)/(1 + J)] to the power of n/12
                                                       =      (1.055/1.05) to the power of 30/12
                                                       =      1.011947
Net Surrender Value at middle of Contract Year 3       =      $54,303.12 X 1.011947
                                                       =      $54,951.88

    This example does not include any applicable taxes.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-1
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life Insurance Company:

We have audited the accompanying Consolidated Balance Sheets of Hartford Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statements of Income, Changes in Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1998. These Consolidated Financial Statements and the schedules referred to below are the responsibility of Hartford Life Insurance Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the Index to Consolidated Financial Statements and Schedules are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 26, 1999

F-2                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                      ------------------------
                                                       1998     1997     1996
                                                      ------   ------   ------
                                                           (IN MILLIONS)
 Revenues
   Premiums and other considerations...............   $2,218   $1,637   $1,705
   Net investment income...........................    1,759    1,368    1,397
   Net realized capital (losses) gains.............       (2)       4     (213)
                                                      ------   ------   ------
     Total revenues................................    3,975    3,009    2,889
                                                      ------   ------   ------
 Benefits, claims and expenses
   Benefits, claims and claim adjustment
    expenses.......................................    1,911    1,379    1,535
   Amortization of deferred policy acquisition
    costs..........................................      431      335      234
   Dividends to policyholders......................      329      240      635
   Other expenses..................................      766      586      427
                                                      ------   ------   ------
     Total benefits, claims and expenses...........    3,437    2,540    2,831
                                                      ------   ------   ------
   Income before income tax expense................      538      469       58
   Income tax expense..............................      188      167       20
                                                      ------   ------   ------
 Net income........................................   $  350   $  302   $   38
                                                      ------   ------   ------
                                                      ------   ------   ------

                See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-3
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                       AS OF DECEMBER
                                                             31,
                                                      -----------------
                                                       1998      1997
                                                      -------   -------
                                                        (IN MILLIONS,
                                                      EXCEPT FOR SHARE
                                                            DATA)
 Assets
   Investments
   Fixed maturities, available for sale, at fair
    value (amortized cost of $14,505 and
    $13,885).......................................   $14,818   $14,176
   Equity securities, at fair value................        31       180
   Policy loans, at outstanding balance............     6,684     3,756
   Other investments, at cost......................       264        47
                                                      -------   -------
     Total investments.............................    21,797    18,159
   Cash............................................        17        54
   Premiums receivable and agents' balances........        17        18
   Reinsurance recoverables........................     1,257     6,114
   Deferred policy acquisition costs...............     3,754     3,315
   Deferred income tax.............................       464       348
   Other assets....................................       695       682
   Separate account assets.........................    90,262    69,055
                                                      -------   -------
     Total assets..................................   $118,263  $97,745
                                                      -------   -------
                                                      -------   -------

 Liabilities
   Future policy benefits..........................   $ 3,595   $ 3,059
   Other policyholder funds........................    19,615    21,034
   Other liabilities...............................     2,094     2,254
   Separate account liabilities....................    90,262    69,055
                                                      -------   -------
     Total liabilities.............................   115,566    95,402
                                                      -------   -------

 Stockholder's Equity
   Common stock -- 1,000 shares authorized, issued
    and outstanding, par value $5,690..............         6         6
   Capital surplus.................................     1,045     1,045
   Accumulated other comprehensive income
     Net unrealized capital gains on securities,
      net of tax...................................       184       179
                                                      -------   -------
     Total accumulated other comprehensive
      income.......................................       184       179
                                                      -------   -------
   Retained earnings...............................     1,462     1,113
                                                      -------   -------
     Total stockholder's equity....................     2,697     2,343
                                                      -------   -------
   Total liabilities and stockholder's equity......   $118,263  $97,745
                                                      -------   -------
                                                      -------   -------

                See Notes to Consolidated Financial Statements.

F-4                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                      ACCUMULATED
                                                                         OTHER
                                                                     COMPREHENSIVE
                                                                        INCOME
                                                                    ---------------
                                                                    NET UNREALIZED
                                                                     CAPITAL GAINS
                                                                      (LOSSES) ON                       TOTAL
                                           COMMON     CAPITAL         SECURITIES,      RETAINED     STOCKHOLDER'S
                                           STOCK      SURPLUS         NET OF TAX       EARNINGS        EQUITY
                                           ------  --------------   ---------------   -----------   -------------
                                                                       (IN MILLIONS)
 1998
 Balance, December 31, 1997..............    $6        $    1,045        $179           $1,113         $2,343
 Comprehensive income
   Net income............................    --                --          --              350            350
                                                                                                       ------
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --                --           5               --              5
                                                                                                       ------
 Total other comprehensive income........                                                                   5
                                                                                                       ------
   Total comprehensive income                                                                             355
                                                                                                       ------
 Dividends...............................    --                --          --               (1)            (1)
                                             --
                                                           ------       -----         -----------      ------
     Balance, December 31, 1998..........    $6        $    1,045        $184           $1,462         $2,697
                                             --
                                                           ------       -----         -----------      ------
 1997
 Balance, December 31, 1996..............    $6        $    1,045        $ 30           $  811         $1,892
 Comprehensive income
   Net income............................    --                --          --              302            302
                                                                                                       ------
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --                --         149               --            149
                                                                                                       ------
 Total other comprehensive income........                                                                 149
                                                                                                       ------
   Total comprehensive income                                                                             451
                                             --
                                                           ------       -----         -----------      ------
     Balance, December 31, 1997..........    $6        $    1,045        $179           $1,113         $2,343
                                             --
                                                           ------       -----         -----------      ------
 1996
 Balance, December 31, 1995..............    $6        $    1,007        $(57)          $  773         $1,729
 Comprehensive income
   Net income............................    --                --          --               38             38
                                                                                                       ------
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --                --          87               --             87
                                                                                                       ------
 Total other comprehensive income........                                                                  87
                                                                                                       ------
   Total comprehensive income............                                                                 125
                                                                                                       ------
 Capital contribution....................    --                38          --               --             38
                                             --
                                                           ------       -----         -----------      ------
     Balance, December 31, 1996..........    $6        $    1,045        $ 30           $  811         $1,892
                                             --
                                             --
                                                           ------       -----         -----------      ------
                                                           ------       -----         -----------      ------

---------

    (1) Net unrealized capital gain on securities is reflected net of tax of $3, $80 and $47, as of December 31, 1998, 1997 and 1996, respectively.

    (2) There was no reclassification adjustment for after-tax gains (losses) realized in net income for the years ended December 31, 1998 and 1997. December 31, 1996 is net of a $142 reclassification adjustment for after-tax losses realized in net income.

                See Notes to Consolidated Financial Statements.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-5
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FOR THE YEARS ENDED DECEMBER
                                                       31,
                                          ------------------------------
                                            1998       1997       1996
                                          --------   --------   --------
                                                  (IN MILLIONS)
Operating Activities
  Net income............................  $    350   $    302   $     38
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
  Depreciation and amortization.........       (23)         8         14
  Net realized capital losses (gains)...         2         (4)       213
  Decrease in premiums receivable and
   agents' balances.....................         1        119         10
  (Decrease) increase in other
   liabilities..........................       (79)       223        577
  Change in receivables, payables, and
   accruals.............................        83        107        (22)
  Increase (decrease) in accrued
   taxes................................        60        126        (91)
  (Increase) decrease in deferred income
   taxes................................      (118)        40       (102)
  Increase in deferred policy
   acquisition costs....................      (439)      (555)      (572)
  Increase in future policy benefits....       536        585        101
  (Increase) decrease in reinsurance
   recoverables and other related
   assets...............................        (2)        21       (146)
                                          --------   --------   --------
    Net cash provided by operating
     activities.........................       371        972         20
                                          --------   --------   --------
Investing Activities
  Purchases of investments..............    (6,061)    (6,869)    (5,854)
  Sales of investments..................     4,901      4,256      3,543
  Maturity of investments...............     1,761      2,329      2,693
                                          --------   --------   --------
    Net cash provided by (used for)
     investing activities...............       601       (284)       382
                                          --------   --------   --------
Financing Activities
  Capital contribution..................        --         --         38
  Net disbursements for investment and
   universal life-type contracts charged
   against policyholder accounts........    (1,009)      (677)      (443)
                                          --------   --------   --------
    Net cash used for financing
     activities.........................    (1,009)      (677)      (405)
                                          --------   --------   --------
  Net (decrease) increase in cash.......       (37)        11         (3)
  Cash -- beginning of year.............        54         43         46
                                          --------   --------   --------
  Cash -- end of year...................  $     17   $     54   $     43
                                          --------   --------   --------
                                          --------   --------   --------
Supplemental Disclosure of Cash Flow
 Information:
  Net Cash Paid During the Year for:
  Income taxes..........................  $    263   $      9   $    189

Noncash Investing Activities:
  Due to the recapture of an in force block of business previously ceded to MBL Life Assurance Co. of New Jersey, reinsurance recoverables of
   $4,546 were exchanged for the fair value of assets comprised of $4,354 in policy loans and $192 in other assets.

                See Notes to Consolidated Financial Statements.

F-6                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA UNLESS OTHERWISE STATED)

 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    These Consolidated Financial Statements include Hartford Life Insurance Company and its wholly-owned subsidiaries ("Hartford Life Insurance Company" or the "Company"), Hartford Life and Annuity Insurance Company (ILA) and Hartford International Life Reassurance Corporation (HLRe), formerly American Skandia Life Reinsurance Corporation. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc. (Hartford Life). Hartford Life is a direct subsidiary of Hartford Accident and Indemnity Company (HA&I), an indirect subsidiary of The Hartford Financial Services Group, Inc. (The Hartford). Pursuant to an initial public offering (the "IPO") on May 22, 1997, Hartford Life sold 26 million shares of Class A Common Stock at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's outstanding promissory notes and line of credit with the remaining $160 contributed by Hartford Life to HLA to support growth in its core businesses. Hartford Life became a publicly traded company upon the sale of 26 million shares representing approximately 18.6% of the equity ownership in Hartford Life. On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) (ITT) distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date. As a result, The Hartford became an independent, publicly traded company.

    Along with its parent, HLA, the Company is a leading financial services and insurance company which provides (a) investment products such as individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs; (b) life insurance for income protection and estate planning; and (c) employee benefits products such as group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA, and (d) corporate owned life insurance.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

    These Consolidated Financial Statements present the financial position, results of operations and cash flows of the Company. All material intercompany transactions and balances between the Company, its subsidiaries and affiliates have been eliminated. The Consolidated Financial Statements are prepared on the basis of generally accepted accounting principles which differ materially from the statutory accounting practices prescribed by various insurance regulatory authorities.

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include those used in determining deferred policy acquisition costs and the liability for future policy benefits and other policyholder funds. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

(B) CHANGES IN ACCOUNTING PRINCIPLES

    In November 1998, the Emerging Issues Task Force (EITF) reached consensus on Issue No. 98-15, "Structured Notes Acquired for a Specific Investment Strategy". This EITF issue requires companies to account for structured notes acquired for a specific investment strategy, as a unit. Affected companies that entered into these notes prior to September 25, 1998 are required to either restate prior period financial statements to conform with the prescribed unit accounting model or disclose the related impact on earnings for all periods presented and cumulatively over the life of the instruments had the registrant accounted for the structure as a unit. Based upon recently prescribed current generally accepted accounting principles for such types of transactions entered into after September 24, 1998, there was no additional earnings impact to the Company related to combined structured note transactions. As of December 31, 1998, the Company does not hold any combined structured notes.

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard establishes accounting and reporting guidance for derivative instruments, including certain derivative instruments embedded in other contracts. The standard requires, among other things, that all derivatives be carried on the balance sheet at fair value. The standard also specifies hedge accounting criteria under which a derivative can qualify for special accounting. In order to receive special accounting, the derivative instrument must qualify as either

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-7
--------------------------------------------------------------------------------

a hedge of the fair value or the variability of the cash flow of a qualified asset or liability. Special accounting for qualifying hedges provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the corresponding changes in value of the hedged item. SFAS No. 133 will be effective for fiscal years beginning after June 15, 1999. Initial application for Hartford Life Insurance Company will begin for the first quarter of the year 2000. While Hartford Life Insurance Company is currently in the process of quantifying the impact of SFAS No. 133, the Company is reviewing its derivative holdings in order to take actions needed to minimize potential volatility, while at the same time maintaining the economic protection needed to support the goals of its business.

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP provides guidance on accounting for the costs of internal use software and in determining whether the software is for internal use. The SOP defines internal use software as software that is acquired, internally developed, or modified solely to meet internal needs and identifies stages of software development and accounting for the related costs incurred during the stages. This statement is effective for fiscal years beginning after December 15, 1998 and is not expected to have a material impact on the Company's financial condition or results of operations.

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Accordingly, the Company has reported comprehensive income in the Consolidated Statements of Changes in Stockholder's Equity.

    In December 1997, the AICPA issued SOP No. 97-3 "Accounting by Insurance and Other Enterprises for Insurance Related Assessments". This SOP provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities. Specifically, the SOP provides guidance on when a guaranty fund or other assessment should be recognized, how to measure the liability, and what information should be disclosed. This SOP will be effective for fiscal years beginning after December 15, 1998. Adoption of SOP 97-3 is not expected to have a material impact on the Company's financial condition or results of operations.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The new standard requires public business enterprises to disclose certain financial and descriptive information about reportable operating segments in annual financial statements and in condensed financial statements of interim periods. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS No. 131 in 1998. For additional information, see Note 13.

    On November 14, 1996, the EITF reached a consensus on Issue No. 96-12, "Recognition of Interest Income and Balance Sheet Classification of Structured Notes". This EITF issue requires companies to record income on certain structured securities on a retrospective interest method. The Company adopted EITF No. 96-12 for structured securities acquired after November 14, 1996. Adoption of EITF No. 96-12 did not have a material effect on the Company's financial condition or results of operations.

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement established criteria for determining whether transferred assets should be accounted for as sales or secured borrowings. Adoption of SFAS No. 125 did not have a material effect on the Company's financial condition or results of operations.

    Effective January 1, 1996, Hartford Life Insurance Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. Adoption of SFAS No. 121 did not have a material effect on the Company's financial condition or results of operations.

    The Company's cash flows were not impacted by these changes in accounting principles.

(C) REVENUE RECOGNITION

    Revenues for investment products and universal life-type policies consist of policy charges for policy administration, cost of insurance and surrender charges assessed to policy account balances and are recognized in the period in which services are provided. Premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders.

F-8                             HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

(D) FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS

    Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued. Liabilities for universal life-type and investment contracts are stated at policyholder account values before surrender charges.

(E) INVESTMENTS

    Hartford Life Insurance Company's investments in fixed maturities include bonds and commercial paper which are considered "available for sale" and accordingly are carried at fair value with the after-tax difference from cost reflected as a component of stockholder's equity designated "net unrealized capital gains on securities, net of tax". Equity securities, which include common and non-redeemable preferred stocks, are carried at fair values with the after-tax difference from cost reflected in stockholder's equity. Policy loans are carried at outstanding balance which approximates fair value. Realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues and deferred over the expected maturity of the securities, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them. Net realized capital gains and losses, excluding those related to immediate participation guaranteed contracts, are reported as a component of revenue and are determined on a specific identification basis.

    The Company's accounting policy for impairment requires recognition of an other than temporary impairment charge on a security if it is determined that the Company is unable to recover all amounts due under the contractual obligations of the security. In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company then continues to review the other than temporarily impaired securities for additional impairment, if necessary.

(F) DERIVATIVE INSTRUMENTS

    Hartford Life Insurance Company uses a variety of derivative instruments including swaps, caps, floors, forwards and exchange traded financial futures and options as part of an overall risk management strategy. These instruments are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative instruments for trading purposes. Hartford Life Insurance Company's accounting for derivative instruments used to manage risk is in accordance with the concepts established in SFAS No. 80, "Accounting for Futures Contracts", SFAS No. 52, "Foreign Currency Translation", AICPA SOP 86-2, "Accounting for Options" and various EITF pronouncements. Written options are used, in all cases in conjunction with other assets and derivatives, as part of the Company's asset and liability management strategy. Derivative instruments are carried at values consistent with the asset or liability being hedged. Derivative instruments used to hedge fixed maturities or equity securities are carried at fair value with the after-tax difference from cost reflected in Stockholder's Equity. Derivative instruments used to hedge other invested assets or liabilities are carried at cost. For a discussion of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" issued in June 1998, see (b) Changes in Accounting Principles.

    Derivative instruments must be designated at inception as a hedge and measured for effectiveness both at inception and on an ongoing basis. Hartford Life Insurance Company's correlation threshold for hedge designation is 80% to 120%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls outside the 80% to 120% range, hedge accounting will be terminated. Derivative instruments used to create a synthetic asset must meet synthetic accounting criteria including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Consistent with industry practice, synthetic instruments are accounted for like the financial instrument it is intended to replicate. Derivative instruments which fail to meet risk management criteria, subsequent to acquisition, are marked to market with the impact reflected in the Consolidated Statements of Income.

    Gains or losses on financial futures contracts entered into in anticipation of the investment of future receipt of product cash flows are deferred and, at the time of the ultimate investment purchase, reflected as an adjustment to the cost basis of the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the cost basis of the hedged asset when the contract futures are closed, except for futures used in duration hedging which are deferred and basis adjusted on a quarterly basis. The basis adjustments are amortized into net investment income over the remaining asset life.

    Open forward commitment contracts are marked to market through stockholder's equity. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of forward commitment contracts before the delivery of the securities are recognized immediately in the Consolidated Statements of Income as a component of net investment income.

    The cost of options entered into as part of a risk management strategy are basis adjusted to the underlying asset or liability and amortized over the remaining life of the

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                             F-9
--------------------------------------------------------------------------------

option. Gains or losses on expiration or termination are adjusted into the basis of the underlying asset or liability and amortized over the remaining asset life.

    Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to investment income. Should the swap be terminated, the gain or loss is adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in net investment income. Interest rate swaps purchased in anticipation of an asset purchase (anticipatory transaction) are recognized consistent with the underlying asset components such that the settlement component is recognized in the Consolidated Statements of Income while the change in market value is recognized as an unrealized capital gain or loss.
    Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

    Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustments component of stockholder's equity. Cash flows from futures, options, and swaps, accounted for as hedges, are included with the cash flows of the item being hedged.

(G) SEPARATE ACCOUNTS

    Hartford Life Insurance Company maintains separate account assets and liabilities which are reported at fair value. Separate account assets are segregated from other investments. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts, wherein the policyholder assumes the investment risk and rewards, and guaranteed separate account assets, wherein the Company contractually guarantees either a minimum return or account value to the policyholder.
(H) DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs, which include commissions and certain underwriting expenses associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, usually 20 years. Generally, acquisition costs are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of expected gross profits from surrender charges, investment charges, mortality and expense margins. Actual gross profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates, when appropriate, and evaluates the recoverability of the deferred acquisition cost asset. When appropriate, management revises its assumptions on the estimated gross profits of these contracts and the cumulative amortization for the books of business are re-estimated and adjusted by a cumulative charge or credit to income.

    Acquisition costs and their related deferral are included in the Company's other expenses as follows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Commissions..........................  $   1,069  $     976  $     848
Deferred acquisition costs...........       (891)      (862)      (823)
Other................................        588        472        402
                                       ---------  ---------  ---------
    Total other expenses.............  $     766  $     586  $     427
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------

(I) DIVIDENDS TO POLICYHOLDERS

    Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings on that participating block of business. The participating insurance in force accounted for 71%, 55% and 44% in 1998, 1997 and 1996, respectively, of total insurance in force.

 3. INVESTMENTS AND DERIVATIVE INSTRUMENTS

(A) COMPONENTS OF NET INVESTMENT INCOME

                                       FOR THE YEARS ENDED DECEMBER
                                                    31,
                                      -------------------------------
                                        1998       1997       1996
                                      ---------  ---------  ---------
Interest income from fixed
 maturities.........................  $     952  $     932  $     918
Interest income from policy loans...        789        425        477
Income from other investments.......         32         26         15
                                      ---------  ---------  ---------
Gross investment income.............      1,773      1,383      1,410
Less: Investment expenses...........         14         15         13
                                      ---------  ---------  ---------
Net investment income...............  $   1,759  $   1,368  $   1,397
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

(B) COMPONENTS OF NET REALIZED CAPITAL (LOSSES) GAINS

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------
                                             1998        1997        1996
                                           ---------     -----     ---------
Fixed maturities.........................  $     (28)  $      (7)  $    (201)
Equity securities........................         21          12           2
Real estate and other....................          5          (1)         (4)
Less: Decrease in liability to
 policyholders for realized capital
 gains...................................         --          --         (10)
                                           ---------         ---   ---------
Net realized capital (losses) gains......  $      (2)  $       4   $    (213)
                                           ---------         ---   ---------
                                           ---------         ---   ---------

F-10                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

(C) NET UNREALIZED CAPITAL (LOSSES) GAINS ON EQUITY SECURITIES

                                                FOR THE YEARS ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1998         1997         1996
                                                 -----        -----        -----
Gross unrealized capital gains..............   $       2    $      14    $      13
Gross unrealized capital losses.............          (1)          --           (1)
                                                     ---          ---          ---
Net unrealized capital gains................           1           14           12
Deferred income tax expense.................          --            5            4
                                                     ---          ---          ---
Net unrealized capital gains, net of tax....           1            9            8
Balance -- beginning of year................           9            8            1
                                                     ---          ---          ---
Net change in unrealized capital gains on
 equity securities..........................   $      (8)   $       1    $       7
                                                     ---          ---          ---
                                                     ---          ---          ---

(D) NET UNREALIZED CAPITAL GAINS (LOSSES) ON FIXED MATURITIES

                                           FOR THE YEARS ENDED DECEMBER
                                                        31,
                                          -------------------------------
                                            1998       1997       1996
                                          ---------  ---------  ---------
Gross unrealized capital gains..........  $     421  $     371  $     386
Gross unrealized capital losses.........       (108)       (80)      (341)
Unrealized capital gains credited to
 policyholders..........................        (32)       (30)       (11)
                                          ---------  ---------  ---------
Net unrealized capital gains............        281        261         34
Deferred income tax expense.............         98         91         12
                                          ---------  ---------  ---------
Net unrealized capital gains, net of
 tax....................................        183        170         22
Balance -- beginning of year............        170         22        (58)
                                          ---------  ---------  ---------
Net change in unrealized capital gains
 (losses) on fixed maturities...........  $      13  $     148  $      80
                                          ---------  ---------  ---------
                                          ---------  ---------  ---------

(E) FIXED MATURITY INVESTMENTS

                                                                                 AS OF DECEMBER 31, 1998
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored)......................................    $   121       $  2          $ --         $   123
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,001         23            (8)          1,016
States, municipalities and political subdivisions................        165          8            --             173
International governments........................................        393         26            (7)            412
Public utilities.................................................        844         33            (3)            874
All other corporate including international......................      5,469        260           (42)          5,687
All other corporate -- asset backed..............................      4,155         58           (42)          4,171
Short-term investments...........................................      1,847         --            --           1,847
Certificates of deposit..........................................        510         11            (6)            515
                                                                   ----------     -----       -----------   ----------
    Total fixed maturities.......................................    $14,505       $421          $(108)       $14,818
                                                                   ----------     -----       -----------   ----------
                                                                   ----------     -----       -----------   ----------

                                                                                 AS OF DECEMBER 31, 1997
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored)......................................    $   217       $  3          $ (1)        $   219
U. S. Government and Government agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,175         64           (35)          1,204
States, municipalities and political subdivisions................        211          7            (1)            217
International governments........................................        376         20            (3)            393
Public utilities.................................................        871         26            (3)            894
All other corporate including international......................      5,033        200           (25)          5,208
All other corporate -- asset backed..............................      4,091         41            (8)          4,124
Short-term investments...........................................      1,318         --            --           1,318
Certificates of deposit..........................................        593         10            (4)            599
                                                                   ----------     -----         -----       ----------
    Total fixed maturities.......................................    $13,885       $371          $(80)        $14,176
                                                                   ----------     -----         -----       ----------
                                                                   ----------     -----         -----       ----------

    The amortized cost and estimated fair value of fixed maturity investments as of December 31, 1998 by estimated maturity year are shown below. Expected maturities differ from contractual maturities due to call or prepayment provisions. Asset backed securities, including mortgage backed securities and collateralized mortgage obligations, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment speeds provided in broker

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-11
--------------------------------------------------------------------------------

consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying collateral and can be expected to vary from actual experience.

                                    MATURITY

                                            AMORTIZED
                                              COST      FAIR VALUE
                                           -----------  -----------
One year or less.........................   $   3,047    $   3,116
Over one year through five years.........       4,796        4,843
Over five years through ten years........       3,242        3,318
Over ten years...........................       3,420        3,541
                                           -----------  -----------
    Total................................   $  14,505    $  14,818
                                           -----------  -----------
                                           -----------  -----------

    Sales of fixed maturities, excluding short-term fixed maturities, for the years ended December 31, 1998, 1997 and 1996 resulted in proceeds of $3.2 billion, $4.2 billion and $3.5 billion, gross realized capital gains of $103, $169 and $87, gross realized capital losses (including writedowns) of $131, $176 and $298, respectively. In 1996, gross realized capital losses includes an other than temporary impairment of $137 related to the Company's block of guaranteed investment contract business written prior to 1995 which could not recover to amortized cost prior to sale. Sales of equity security investments for the years ended December 31, 1998, 1997 and 1996 resulted in proceeds of $35, $132 and $74 and gross realized capital gains of $21, $12 and $2, respectively, and no gross realized capital losses for all periods.

(F) CONCENTRATION OF CREDIT RISK

    The Company is not exposed to any significant concentration of credit risk in fixed maturities of a single issuer greater than 10% of stockholder's equity.

(G) DERIVATIVE INSTRUMENTS

    Hartford Life Insurance Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards and exchange traded futures and options, in accordance with Company policy and in order to achieve one of three Company approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; or, to control transactions costs. The Company utilizes derivative instruments to manage market risk through four principal risk management strategies: hedging anticipated transactions, hedging liability instruments, hedging invested assets and hedging portfolios of assets and/or liabilities. The Company does not trade in these instruments for the express purpose of earning trading profits.

    Hartford Life Insurance Company maintains a derivatives counterparty exposure policy which establishes market-based credit limits, favors long-term financial stability and creditworthiness, and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are quantified weekly and netted, and collateral is pledged to or held by the Company to the extent the current value of derivatives exceed exposure policy thresholds.

    Hartford Life Insurance Company's derivative program is monitored by an internal compliance unit and is reviewed by senior management and Hartford Life's Finance Committee of the Board of Directors. Notional amounts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, pertaining to derivative financial instruments (excluding the Company's guaranteed separate account derivative investments), totaled $6.2 billion and $6.5 billion ($3.9 billion and $4.6 billion related to the Company's investments, $2.3 billion and $1.9 billion on the Company's liabilities) as of December 31, 1998 and 1997, respectively.

    The tables below provide a summary of derivative instruments held by Hartford Life Insurance Company as of December 31, 1998 and 1997, segregated by major investment and liability category:

F-12                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                          1998 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     ----------------------------------------------------------------------------------
                                                                                                  FOREIGN
                                      TOTAL      ISSUED    PURCHASED                  INTEREST    CURRENCY     TOTAL
                                     CARRYING    CAPS &      CAPS &      FUTURES        RATE       SWAPS      NOTIONAL
           ASSETS HEDGED              VALUE      FLOORS      FLOORS        (2)         SWAPS        (3)        AMOUNT
-----------------------------------  --------   --------   ----------   ----------   ----------   --------   ----------
Asset backed securities (excluding
 inverse floaters and
 anticipatory).....................  $  5,163   $     --   $   188      $     3      $      885     $--       $ 1,076
Inverse floaters (1)...............        24         44        55           --              --      --            99
Anticipatory (4)...................        --         --        --           --             235      --           235
Other bonds and notes..............     7,683        461       597           18           1,300      90         2,466
Short-term investments.............     1,948         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total fixed maturities.........    14,818        505       840           21           2,420      90         3,876
Equity securities, policy loans and
 other investments.................     6,979         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total investments..............  $ 21,797        505       840           21           2,420      90         3,876
    Other policyholder funds.......  $ 19,615      1,100        50           --           1,195      --         2,345
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total derivative instruments --
     notional value................             $  1,605   $   890      $    21      $    3,615     $90       $ 6,221
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total derivative instruments --
     fair value....................             $     (6)  $    19      $    --      $       27     $(7)      $    33
                                     --------   --------   ----------       ---      ----------     ---      ----------
                                     --------   --------   ----------       ---      ----------     ---      ----------

                                                      1997 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     --------------------------------------------------------------------------
                                                                                              FOREIGN
                                      TOTAL    ISSUED    PURCHASED                 INTEREST   CURRENCY   TOTAL
                                     CARRYING  CAPS &      CAPS &                    RATE      SWAPS    NOTIONAL
           ASSETS HEDGED              VALUE    FLOORS      FLOORS     FUTURES (2)    SWAPS      (3)     AMOUNT
-----------------------------------  --------  -------  ------------  -----------  ---------  --------  -------
Asset backed securities
 (excluding inverse floaters and
 anticipatory).....................  $  5,253  $   500    $   1,404       $  28     $    221    $ --    $2,153
Inverse floaters (1)...............        75       47           80          --           25      --       152
Anticipatory (4)...................        --       --           --          --           --      --        --
Other bonds and notes..............     7,531      462          460          22        1,258      91     2,293
Short-term investments.............     1,317       --           --          --           --      --        --
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total fixed maturities.........    14,176    1,009        1,944          50        1,504      91     4,598
Equity securities, policy loans and
 other investments.................     3,983       --           --          --           --      --        --
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total investments..............  $ 18,159    1,009        1,944          50        1,504      91     4,598
    Other policyholder funds.......  $ 21,034       10          150          --        1,747      --     1,907
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total derivative instruments --
     notional value................            $ 1,019    $   2,094       $  50     $  3,251    $ 91    $6,505
                                     --------  -------  ------------        ---    ---------     ---    -------
    Total derivative instruments --
     fair value....................            $    (8)   $      23       $  --     $     19    $ (6  ) $   28
                                     --------  -------  ------------        ---    ---------     ---    -------
                                     --------  -------  ------------        ---    ---------     ---    -------

---------

    (1) Inverse floaters are variations of collateralized mortgage obligations (CMO's) for which the coupon rates move inversely with an index rate such as the London Interbank Offered Rate (LIBOR). The risk to principal is considered negligible as the underlying collateral for the securities is guaranteed or sponsored by government agencies. To address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps, caps and floors.

    (2) As of December 31, 1998 and 1997, approximately 5% and 44% , respectively, of the notional futures contracts expire within one year.

    (3) As of December 31, 1998 and 1997, approximately 11% and 16%, respectively, of foreign currency swaps expire within one year.

    (4) Deferred gains and losses on anticipatory transactions are included in the carrying value of fixed maturities in the Consolidated Balance Sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. As of December 31, 1998 and 1997, the Company had no deferred gains for interest rate swaps. During 1998, $1.5 in deferred gains were basis adjusted.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-13
--------------------------------------------------------------------------------

    The following is a reconciliation of notional amounts by derivative type and strategy as of December 31, 1998 and 1997:

                                             DECEMBER 31, 1997               MATURITIES/    DECEMBER 31, 1998
                                              NOTIONAL AMOUNT    ADDITIONS TERMINATIONS (1)  NOTIONAL AMOUNT
                                             -----------------   -------- ----------------- -----------------
BY DERIVATIVE TYPE
Caps.........................................      $1,239         $1,000       $  327            $1,912
Floors.......................................       1,864             --        1,281               583
Swaps/Forwards...............................       3,342          1,838        1,475             3,705
Futures......................................          50              8           37                21
Options......................................          10             --           10                --
                                                 -------         --------     -------           -------
    Total....................................      $6,505         $2,846       $3,130            $6,221
                                                 -------         --------     -------           -------
BY STRATEGY
Liability....................................      $1,907         $1,099       $  661            $2,345
Anticipatory.................................          --            242            7               235
Asset........................................       1,805          1,260          667             2,398
Portfolio....................................       2,793            245        1,795             1,243
                                                 -------         --------     -------           -------
    Total....................................      $6,505         $2,846       $3,130            $6,221
                                                 -------         --------     -------           -------
                                                 -------         --------     -------           -------

---------

    (1) During 1998, the Company had no significant gains or losses on terminations of hedge positions using derivative financial instruments.

 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts. Hartford Life Insurance Company uses the following methods and assumptions in estimating the fair value of each class of financial instrument.

    Fair value for fixed maturities and marketable equity securities approximates those quotations published by applicable stock exchanges or received from other reliable sources.

    For policy loans, carrying amounts approximate fair value.

    Fair value for other invested assets primarily consist of partnerships and trusts that are based on external market valuations from partnership and trust management as well as mortgage loans where carrying amounts approximate fair value.

    Other policyholder funds fair value information is determined by estimating future cash flows, discounted at the current market rate.

    The fair value of derivative financial instruments, including swaps, caps, floors, futures, options and forward commitments, is determined using a pricing model which is validated through periodic comparison to dealer quoted prices.

    The carrying amount and fair values of Hartford Life Insurance Company's financial instruments as of December 31, 1998 and 1997 were as follows:

                                                                1998                1997
                                                         ------------------  ------------------
                                                         CARRYING    FAIR    CARRYING    FAIR
                                                          AMOUNT     VALUE    AMOUNT     VALUE
                                                         ---------  -------  ---------  -------
ASSETS
  Fixed maturities.....................................   $ 14,818  $14,818   $ 14,176  $14,176
  Equity securities....................................         31       31        180      180
  Policy loans.........................................      6,684    6,684      3,756    3,756
  Other investments....................................        264      309         47       91
LIABILITIES
  Other policyholder funds (1).........................   $ 11,709  $11,726   $ 11,769  $11,755

---------

    (1) Excludes corporate owned life insurance and universal life insurance contracts.

F-14                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

 5. SEPARATE ACCOUNTS

    Hartford Life Insurance Company maintained separate account assets and liabilities totaling $90.3 billion and $69.1 billion as of December 31, 1998 and 1997, respectively, which are reported at fair value. Separate account assets, which are segregated from other investments, reflect two categories of risk assumption: non-guaranteed separate accounts totaling $80.6 billion and $58.6 billion as of December 31, 1998 and 1997, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate accounts totaling $9.7 and $10.5 billion as of December 31, 1998 and 1997, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Included in non-guaranteed separate account assets were policy loans totaling $1.8 billion and $1.9 billion as of December 31, 1998 and 1997, respectively. Net investment income (including net realized capital gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income.

    Separate account management fees and other revenues were $908, $699 and $538 in 1998, 1997 and 1996, respectively. The guaranteed separate accounts include fixed market value adjusted (MVA) individual annuity and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.6% and 6.5% as of December 31, 1998 and 1997, respectively. The assets that support these liabilities were comprised of $9.5 billion and $10.2 billion in fixed maturities as of December 31, 1998 and 1997, respectively. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, fixed MVA annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which totaled $40 and $119 in carrying value and $3.5 billion and $3.0 billion in notional amounts as of December 31, 1998 and 1997, respectively.

 6. STATUTORY RESULTS

                                       FOR THE YEARS ENDED DECEMBER
                                                    31,
                                      -------------------------------
                                        1998       1997       1996
                                      ---------  ---------  ---------
Statutory net income................  $     211  $     214  $     144
                                      ---------  ---------  ---------
Statutory surplus...................  $   1,676  $   1,441  $   1,207
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

    A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The total amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 1999 is estimated to be $168.

    Hartford Life Insurance Company and its domestic insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules.

 7. STOCK COMPENSATION PLANS

    Hartford Life Insurance Company's employees are included in the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Plan"), which was adopted during the second quarter of 1997. Under the Plan, options granted may be either non-qualified options or incentive stock options qualifying under Section 422A of the Internal Revenue Code. The aggregate number of shares of Class A Common Stock which may be awarded in any one year shall be subject to an annual limit. The maximum number of shares of Class A Common Stock which may be granted under the Plan in each year shall be 1.5% of the total issued and outstanding shares of Hartford Life Class A Common Stock and treasury stock as reported in the Annual Report on Hartford Life's Form 10-K for the preceding year plus unused portions of such limit from prior years. In addition, no more than 5 million shares of Class A Common Stock shall be cumulatively available for awards of incentive stock options under the Plan, and no more than 20% of the total number of shares on a cumulative basis shall be available for restricted stock and performance shares.

    All options granted have an exercise price equal to the market price of Hartford Life's stock on the date of grant and an option's maximum term is ten years. Certain nonperformance based options become exercisable upon the attainment of specified market price appreciation of Hartford Life's common shares or at seven years after the date of grant, while the remaining nonperformance based options become exercisable over a three year period commencing with the date of grant.

    Also included in the Plan are long-term performance awards which become payable upon the attainment of specific performance goals achieved over a three year period.

    During the second quarter of 1997, Hartford Life established the Hartford Life, Inc. Employee Stock Purchase Plan (ESPP). Under this plan, eligible employees of Hartford Life and the Company may purchase Class A Common Stock of Hartford Life at a 15% discount from the lower of the market price at the beginning or end of the quarterly offering period. Hartford Life may sell up to 2,700,000 shares of stock to eligible employees. Hartford Life sold 121,943 and 54,316 shares under the ESPP in 1998 and 1997, respectively. The weighted average fair value of the discount under the ESPP was $13.80 per share in 1998 and $9.63 per share in 1997.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-15
--------------------------------------------------------------------------------

 8. POSTRETIREMENT BENEFIT AND SAVINGS PLANS

(A) PENSION PLANS

    Hartford Life Insurance Company's employees are included in The Hartford's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $6 in 1998 and $5 in both 1997 and 1996.

    The Company also provides, through The Hartford, certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. The Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average Company contributions. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1998, 1997 and 1996.

    The assumed rate in the per capita cost of health care (the health care trend rate) was 7.8% for 1998, decreasing ratably to 5.0% in the year 2003. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of covered employees.

(B) INVESTMENT AND SAVINGS PLAN

    Substantially all employees of the Company are eligible to participate in The Hartford's Investment and Savings Plan. Under this plan, designated contributions, which may be invested in Class A Common Stock of Hartford Life or certain other investments, are matched, up to 3% of compensation, by the Company. The cost to Hartford Life Insurance Company for the above-mentioned plan was approximately $4 and $2 in 1998 and 1997, respectively.

 9. REINSURANCE

    Hartford Life Insurance Company cedes insurance to other insurers, including its parent, HLA, in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

    Net premiums and other considerations were comprised of the following:

                                       FOR THE YEARS ENDED DECEMBER
                                                    31,
                                      -------------------------------
                                        1998       1997       1996
                                      ---------  ---------  ---------
Gross premiums......................  $   2,722  $   2,164  $   2,138
Assumed.............................        150        159        190
Ceded...............................       (654)      (686)      (623)
                                      ---------  ---------  ---------
  Net premiums and other
   considerations...................  $   2,218  $   1,637  $   1,705
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

    The Company ceded approximately $128, $76 and $100 of group life premium to HLA in 1998, 1997 and 1996, respectively, representing $38.4 billion, $33.6 billion and $33.3 billion of insurance in force, respectively. The Company ceded $383, $339 and $318 of accident and health premium to HLA in 1998, 1997 and 1996, respectively. The Company assumed $82, $89 and $101 of premium in 1998, 1997 and 1996, respectively, representing $7.4 billion, $8.2 billion and $8.5 billion of individual life insurance in force, respectively, from HLA.

    Life reinsurance recoveries, which reduce death and other benefits, approximated $97, $158 and $140 for the years ended December 31, 1998, 1997 and 1996, respectively.

    Hartford Life Insurance Company has no significant reinsurance-related concentrations of credit risk.

 10. INCOME TAX

    Hartford Life and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were filing separate Federal, state and local income tax returns.

    As long as The Hartford continues to own at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of Hartford Life, the Company will be included for Federal income tax purposes in the affiliated group of which The Hartford is the common parent. It is the intention of The Hartford and its non-life subsidiaries to file a single consolidated Federal income tax return. The life insurance companies will file a separate consolidated federal income tax return. The Company's effective tax rate was 35%, 36% and 35% in 1998, 1997 and 1996, respectively.

F-16                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

    Income tax expense is as follows:

                                            FOR THE YEARS ENDED DECEMBER
                                                         31,
                                           -------------------------------
                                             1998       1997       1996
                                           ---------  ---------  ---------
Current..................................  $     307  $     162  $     118
Deferred.................................       (119)         5        (98)
                                           ---------  ---------  ---------
  Income tax expense.....................  $     188  $     167  $      20
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------

    A reconciliation of the tax provision at the U.S. Federal statutory rate to the provision for income taxes is as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ---------------------------------
                                              1998       1997        1996
                                            ---------  ---------     -----
Tax provision at the U.S. Federal
 statutory rate...........................  $     188  $     164   $      20
Other.....................................         --          3          --
                                            ---------  ---------         ---
  Total...................................  $     188  $     167   $      20
                                            ---------  ---------         ---
                                            ---------  ---------         ---

    Deferred tax assets (liabilities) include the following as of December 31:

                                                   1998       1997
                                                 ---------  ---------
Tax basis deferred policy acquisition costs....  $     751  $     639
Financial statement deferred policy acquisition
 costs and reserves............................        103         69
Employee benefits..............................          4          8
Net unrealized capital gains on securities.....        (98)       (96)
Investments and other..........................       (296)      (272)
                                                 ---------  ---------
  Total........................................  $     464  $     348
                                                 ---------  ---------
                                                 ---------  ---------

    Hartford Life Insurance Company had a current tax payable of $65 and $64 as of December 31, 1998 and 1997, respectively.

    Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and, based on current tax law, will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1998 was $104.

 11. RELATED PARTY TRANSACTIONS

    Transactions of the Company with HA&I and its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees, payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses, are initially paid by The Hartford. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which, depending on type, are allocated based on either a percentage of direct expenses or on utilization. Indirect expenses allocated to the Company by The Hartford were $47, $34 and $40 in 1998, 1997 and 1996, respectively. Management believes that the methods used are reasonable.

 12. COMMITMENTS AND CONTINGENT LIABILITIES

(A) LITIGATION

    Hartford Life Insurance Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for potential losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

(B) GUARANTY FUNDS

    Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. Part of the assessments paid by the Company and its subsidiaries pursuant to these laws may be used as credits for a portion of the associated premium taxes. The Company paid guaranty fund assessments of approximately $9, $15 and $11 in 1998, 1997 and 1996, respectively, of which $4, $4 and $5, respectively, were estimated to be creditable against premium taxes.

(C) LEASES

    The rent paid to Hartford Fire for space occupied by the Company was $7 in both 1998 and 1997 and $3 in 1996. Future minimum rental commitments are as follows:

1999.............  $       7
2000.............         12
2001.............         12
2002.............         13
2003.............         13
Thereafter.......         74
                   ---------
  Total..........  $     131
                   ---------
                   ---------

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-17
--------------------------------------------------------------------------------

    Rental expense is recognized on a level basis over the term of the primary sublease, which expires on December 31, 2009, and amounted to approximately $9 in both 1998 and 1997 and $8 in 1996.

(D) TAX MATTERS

    Hartford Life's federal income tax returns are routinely audited by the Internal Revenue Service. Hartford Life is currently under audit for the years 1993 through 1995, with the audit for the years 1996 through 1997 expected to begin during early 1999. Management believes that adequate provision has been made in the financial statements for items that may result from tax examinations and other tax related matters.

(E) INVESTMENTS

    As of December 31, 1998, Hartford Life Insurance Company held $71 of asset backed securities securitized and serviced by Commercial Financial Services, Inc. (CFS) of which $50 were included in the Company's general account and $21 in the Company's guaranteed separate account. In October 1998, the Company became aware of allegations of improper activities at CFS. On December 11, 1998, CFS filed for protection under Chapter 11 of the Bankruptcy Code. As of December 31, 1998, CFS continues to service the asset backed securities, which remain current on payments of principal and interest, however, the Company does not expect to recover all of its principal investment. Based upon information available in the fourth quarter 1998, the Company recognized a $25, after-tax, writedown related to its holdings in CFS of which $18 was related to the Company's general account assets. The ultimate realizable amount depends on the outcome of the bankruptcy of CFS and these estimates are therefore subject to material change as new information becomes available. The Company is presently unable to determine the amount of further potential loss, if any, related to the securities.

 13. SEGMENT INFORMATION

    Hartford Life Insurance Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", during the fourth quarter of 1998. This statement replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and establishes new standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement requires that the reportable operating segments be based on the Company's internal operations. On this basis, Hartford Life Insurance Company's segments represent strategic operations which offer different products and services as well as serve different markets.

    Hartford Life Insurance Company is organized into three reportable operating segments which include Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). Investment Products offers individual variable annuities, fixed market value adjusted (MVA) annuities and fixed and variable immediate annuities, mutual funds, deferred compensation and retirement plan services, structured settlement contracts and other special purpose annuity contracts. Individual Life sells a variety of life insurance products, including variable life, universal life, interest-sensitive whole life and term life insurance. COLI primarily offers variable products used by employers to fund non-qualified benefits or other post-employment benefit obligations as well as leveraged COLI. The Company includes in "Other" corporate items not directly allocable to any of its reportable operating segments as well as certain employee benefit products including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA.

    The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies in Note 2. Hartford Life Insurance Company evaluates performance of its segments based on revenues, net income and the segment's return on allocated capital. The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Intersegment revenues are not significant and primarily occur between corporate and the operating segments. These amounts include interest income on allocated surplus and the amortization of net realized capital gains and losses through net investment income utilizing the duration of the segment's investment portfolios. The Company's revenues are primarily derived from customers within the United States. The Company's long-lived assets primarily consist of deferred policy acquisition costs and deferred tax assets from within the United States. The following table outlines summarized financial information concerning the Company's segments. The information for 1997 and 1996 has been restated to conform to the 1998 presentation.

                                                         INVESTMENT INDIVIDUAL
1998                                                     PRODUCTS    LIFE      COLI      OTHER    TOTAL
-------------------------------------------------------  ---------  -------  ---------  -------  -------
Total revenues.........................................   $ 1,779   $  543    $  1,567  $    86  $ 3,975
Net investment income..................................       736      181         793       49    1,759
Amortization of deferred policy acquisition costs......       326      105          --       --      431
Income tax expense (benefit)...........................       145       35          12       (4)     188
Net income (loss)......................................       270       64          24       (8)     350
Assets.................................................    87,207    5,228      22,631    3,197  118,263

F-18                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                         INVESTMENT INDIVIDUAL
1997                                                     PRODUCTS    LIFE      COLI      OTHER    TOTAL
-------------------------------------------------------  ---------  -------  ---------  -------  -------
Total revenues.........................................   $ 1,510   $  487    $    980  $    32  $ 3,009
Net investment income..................................       739      164         429       36    1,368
Amortization of deferred policy acquisition costs......       250       83          --        2      335
Income tax expense.....................................       111       30          15       11      167
Net income.............................................       206       55          27       14      302
Assets.................................................    72,288    4,914      17,800    2,743   97,745

                                                         INVESTMENT INDIVIDUAL
1996                                                     PRODUCTS    LIFE      COLI      OTHER    TOTAL
-------------------------------------------------------  ---------  -------  ---------  -------  -------
Total revenues.........................................   $ 1,002   $  440    $  1,360  $    87  $ 2,889
Net investment income..................................       684      153         480       80    1,397
Amortization of deferred policy acquisition costs......       174       60          --       --      234
Income tax expense (benefit)...........................       (42 )     24          11       27       20
Net income (loss)......................................       (77 )     44          26       45       38
Assets.................................................    57,410    3,753      14,222    2,377   77,762

 14. QUARTERLY RESULTS FOR 1998 AND 1997 (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                     --------------------------------------------------------------------------------------
                                          MARCH 31,              JUNE 30,           SEPTEMBER 30,          DECEMBER 31,
                                     --------------------  --------------------  --------------------  --------------------
                                       1998       1997       1998       1997       1998       1997       1998       1997
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenues...........................   $    915   $    651   $    721   $    645   $    826   $    679   $  1,513   $  1,034
Benefits, claims and expenses......        787        550        591        536        688        550      1,371        904
Net income.........................         83         63         85         74         89         81         93         84

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-19
--------------------------------------------------------------------------------

  SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN AFFILIATES
                            AS OF DECEMBER 31, 1998
                                 (IN MILLIONS)

                                                                   AMOUNT AT
                                                                     WHICH
                                                         FAIR       SHOWN ON
TYPE OF INVESTMENT                              COST     VALUE   BALANCE SHEET
---------------------------------------------  -------  -------  --------------
Fixed Maturities
Bonds and Notes
  U. S. Government and Government agencies
   and authorities (guaranteed and
   sponsored)................................  $   121  $   123     $   123
  U. S. Government and Government agencies
   and authorities (guaranteed and sponsored)
   -- asset backed...........................    1,001    1,016       1,016
  States, municipalities and political
   subdivisions..............................      165      173         173
  Foreign governments........................      393      412         412
  Public utilities...........................      844      874         874
  All other corporate including
   international.............................    5,469    5,687       5,687
  All other corporate -- asset backed........    4,155    4,171       4,171
  Short-term investments.....................    1,847    1,847       1,847
Certificates of deposit......................      510      515         515
                                               -------  -------     -------
Total fixed maturities.......................   14,505   14,818      14,818
                                               -------  -------     -------
Equity Securities
Common Stocks
  Industrial and miscellaneous...............       30       31          31
                                               -------  -------     -------
Total equity securities......................       30       31          31
                                               -------  -------     -------
Total fixed maturities and equity
 securities..................................   14,535   14,849      14,849
                                               -------  -------     -------
Policy Loans.................................    6,684    6,684       6,684
                                               -------  -------     -------
Other Investments
  Mortgage loans on real estate..............      206      207         206
  Other invested assets......................       58      102          58
                                               -------  -------     -------
Total other investments......................      264      309         264
                                               -------  -------     -------
Total investments............................  $21,483  $21,842     $21,797
                                               -------  -------     -------
                                               -------  -------     -------

F-20                            HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                                                DEFERRED
                                                 POLICY       FUTURE       OTHER         PREMIUMS          NET
                                               ACQUISITION    POLICY     POLICYHOLDER    AND OTHER      INVESTMENT
SEGMENT                                           COSTS      BENEFITS      FUNDS      CONSIDERATIONS     INCOME
---------------------------------------------  -----------   ---------   ----------   ---------------   ---------

1998
Investment Products..........................    $2,823       $2,407      $ 9,194         $1,043         $  736
Individual Life..............................       931          466        2,307            363            181
Corporate Owned Life Insurance...............        --          225        8,097            774            793
Other........................................        --          497           17             38             49
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $3,754       $3,595      $19,615         $2,218         $1,759
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1997
Investment Products..........................    $2,478       $2,070      $ 9,620         $  771         $  739
Individual Life..............................       837          392        2,182            323            164
Corporate Owned Life Insurance...............        --           56        9,259            551            429
Other........................................        --          541          (27)            (8)            36
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $3,315       $3,059      $21,034         $1,637         $1,368
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1996
Investment Products..........................    $2,030       $1,526      $10,140         $  537         $  684
Individual Life..............................       730          346        2,160            287            153
Corporate Owned Life Insurance...............        --           --        9,823            880            480
Other........................................        --          602           11              1             80
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $2,760       $2,474      $22,134         $1,705         $1,397
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

                                                   NET        BENEFITS,    AMORTIZATION
                                                REALIZED     CLAIMS AND     OF DEFERRED
                                                 CAPITAL        CLAIM         POLICY
                                                  GAINS      ADJUSTMENT     ACQUISITION    DIVIDENDS TO     OTHER
SEGMENT                                         (LOSSES)      EXPENSES         COSTS       POLICYHOLDERS   EXPENSES
---------------------------------------------  -----------   -----------   -------------   -------------  ----------
1998
Investment Products..........................    $  --         $  670          $326            $ --         $  368
Individual Life..............................       (1)           262           105              --             77
Corporate Owned Life Insurance...............       --            924            --             329            278
Other........................................       (1)            55            --              --             43
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $  (2)        $1,911          $431            $329         $  766
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1997
Investment Products..........................    $  --         $  677          $250            $ --         $  266
Individual Life..............................       --            242            83              --             77
Corporate Owned Life Insurance...............       --            439            --             240            259
Other........................................        4             21             2              --            (16)
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $   4         $1,379          $335            $240         $  586
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1996
Investment Products..........................    $(219)        $  744          $175            $ --         $  203
Individual Life..............................       --            245            59              --             68
Corporate Owned Life Insurance...............       --            545            --             634            144
Other........................................        6              1            --               1             12
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $(213)        $1,535          $234            $635         $  427
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES                            F-21
--------------------------------------------------------------------------------

                           SCHEDULE IV -- REINSURANCE
                                 (IN MILLIONS)

                                                                 CEDED TO      ASSUMED FROM               PERCENTAGE
                                                     GROSS        OTHER           OTHER         NET        OF AMOUNT
                                                     AMOUNT     COMPANIES       COMPANIES      AMOUNT   ASSUMED TO NET
                                                    --------  --------------  --------------  --------  ---------------
For the year ended December 31, 1998
Life insurance in force...........................  $326,400     $ 200,782       $  18,289    $143,907        12.7%
Premiums and other considerations
  Life insurance and annuities....................  $  2,329     $     271       $     142    $  2,200         6.5%
  Accident and health insurance...................       393           383               8          18        44.4%
                                                    --------  --------------       -------    --------
Total premiums and other considerations...........  $  2,722     $     654       $     150    $  2,218         6.8%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1997
  Life insurance in force.........................  $245,487     $ 178,771       $  33,156    $ 99,872        33.2%
Premiums and other considerations
  Life insurance and annuities....................  $  1,818     $     340       $     157    $  1,635         9.6%
  Accident and health insurance...................       346           346               2           2       100.0%
                                                    --------  --------------       -------    --------
Total premiums and other considerations...........  $  2,164     $     686       $     159    $  1,637         9.7%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1996
  Life insurance in force.........................  $177,094     $ 106,146       $  31,957    $102,905        31.1%
Premiums and other considerations
  Life insurance and annuities....................  $  1,801     $     298       $     169    $  1,672        10.1%
  Accident and health insurance...................       337           325              21          33        63.6%
                                                    --------  --------------       -------    --------
Total premiums and other considerations...........  $  2,138     $     623       $     190    $  1,705        11.1%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------